Exhibit 99.1

HESS MIDSTREAM LP

SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

For the Years Ended December 31, 2018, 2017 and 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors of Hess Midstream GP LLC and

Shareholders of Hess Midstream LP

Opinion on the Financial Statements

We have audited the accompanying supplemental consolidated combined balance sheets of Hess Midstream LP (the “Partnership”) as of December 31, 2018 and 2017, the related supplemental consolidated combined statements of operations, comprehensive income, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated combined financial position of the Partnership at December 31, 2018 and 2017, and the consolidated combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Partnership’s auditor since 2014.

Houston, Texas

December 17, 2019

HESS MIDSTREAM LP

SUPPLEMENTAL CONSOLIDATED COMBINED BALANCE SHEETS

	December 31, 2018 (1)	December 31, 2017 (1)
(in millions, except unit amounts)
Assets
Cash and cash equivalents	$109.3	$355.7
Accounts receivable—affiliate:
From contracts with customers	67.3	61.4
Other receivables	0.5	0.1
Other current assets	3.3	6.0
Total current assets	180.4	423.2
Equity Investments	67.3	-
Property, plant and equipment, net	2,735.3	2,588.6
Long-term receivable—affiliate	1.3	1.5
Other noncurrent assets	6.9	9.1
Total assets	$2,991.2	$3,022.4
Liabilities
Accounts payable—trade	$18.6	$14.6
Accounts payable—affiliate	15.8	22.2
Accrued liabilities	85.6	40.3
Current maturities of long-term debt	11.3	2.5
Other current liabilities	6.8	7.0
Total current liabilities	138.1	86.6
Long-term debt	969.8	977.9
Other noncurrent liabilities	7.2	5.6
Total liabilities	1,115.1	1,070.1
Partners' Capital
Common unitholders—public (2018- 17,014,377 units issued and outstanding, 2017- 16,997,000)	357.1	357.7
Common unitholders—affiliate (2018- 10,282,654 units issued and outstanding, 2017- 10,282,654)	39.5	40.5
Subordinated unitholders—affiliate (2018- 27,279,654 units issued and outstanding, 2017- 27,279,654)	105.3	107.8
General partner	14.9	14.8
Total Hess Midstream Partners LP partners' capital	516.8	520.8
Noncontrolling interest	2,194.1	2,034.5
Accumulated other comprehensive income	1.2	1.6
Net parent investment	(836.0)	(604.6)
Total partners' capital	1,876.1	1,952.3
Total liabilities and partners' capital	$2,991.2	$3,022.4

(1) The financial information presented in this report has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

See accompanying notes to supplemental consolidated combined financial statements.

HESS MIDSTREAM LP

SUPPLEMENTAL CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018 (1)	2017 (1)	2016 (1)
(in millions, except per unit amounts)
Revenues and other income
Affiliate services	$712.0	$579.5	$510.0
Other income	0.7	-	-
Total revenues and other income	712.7	579.5	510.0
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	193.5	186.0	219.8
Depreciation expense	126.9	116.5	105.8
Impairment loss	-	-	66.7
General and administrative expenses	14.1	13.9	17.4
Total costs and expenses	334.5	316.4	409.7
Income from operations	378.2	263.1	100.3
Interest expense, net	53.3	25.8	18.7
Gain on sale of property, plant and equipment	0.6	4.7	-
Net income	325.5	242.0	$81.6
Less: Net income (loss) attributable to net parent investment	(46.8)	25.4
Less: Net income attributable to noncontrolling interest	301.5	175.4
Net income attributable to Hess Midstream Partners LP	70.8	41.2
Less: General partner's interest in net income attributable to Hess Midstream Partners LP	1.7	0.8
Limited partners' interest in net income attributable to Hess Midstream Partners LP	$69.1	$40.4
Net income attributable to Hess Midstream Partners LP per limited partner unit (basic and diluted):
Common	$1.27	$0.75
Subordinated	$1.27	$0.75
Weighted average limited partner units outstanding:
Basic:
Common	27.3	26.9
Subordinated	27.3	26.9
Diluted:
Common	27.4	26.9
Subordinated	27.3	26.9

(1) The financial information presented in this report has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

See accompanying notes to supplemental consolidated combined financial statements.

HESS MIDSTREAM LP

SUPPLEMENTAL CONSOLIDATED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2018 (1)	2017 (1)	2016 (1)
(in millions)
Net income	$325.5	$242.0	$81.6
Other comprehensive income
Changes in fair value of cash flow hedges	-	3.3	-
Effect of hedge (gains) losses reclassified to income	(0.4)	(1.7)	-
Total other comprehensive income	(0.4)	1.6	-
Comprehensive income	325.1	243.6	$81.6
Less: Comprehensive income (loss) attributable to net parent investment	(47.2)	27.0
Less: Comprehensive income attributable to noncontrolling interest	301.5	175.4
Comprehensive income attributable to Hess Midstream Partners LP	$70.8	$41.2

(1) The financial information presented in this report has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

See accompanying notes to supplemental consolidated combined financial statements.

HESS MIDSTREAM LP

SUPPLEMENTAL CONSOLIDATED COMBINED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

	Partners' Capital
	Limited Partners					Accumulated
	Common	Common	Subordinated			Other
	Unitholders	Unitholders	Unitholders	General	Noncontrolling	Comprehensive	Net Parent
	Public	Affiliate	Affiliate	Partner	Interest	Income	Investment(1)	Total (1)
(in millions)
Balance, December 31, 2015	$-	$-	$-	$-	$-	$-	1,636.3	$1,636.3
Net income	-	-	-	-	-	-	81.6	81.6
Contributions from partners	-	-	-	-	-	-	100.7	100.7
Distributions to partners	-	-	-	-	-	-	(49.0)	(49.0)
Other contributions (distributions)	-	-	-	-	-	-	40.3	40.3
Balance, December 31, 2016	$-	$-	$-	$-	$-	$-	$1,809.9	$1,809.9
Contribution of net assets to Hess Midstream Partners LP	-	134.6	357.2	14.6	2,025.2	-	(2,531.6)	-
IPO proceeds, net of underwriters' discounts	365.5	-	-	-	-	-	-	365.5
Distributions of IPO proceeds	-	(95.7)	(253.8)	-	-	-	-	(349.5)
Offering costs	(10.7)	-	-	-	-	-	-	(10.7)
Net income	12.6	7.6	20.2	0.8	175.4	-	25.4	242.0
Other comprehensive income (loss)	-	-	-	-	-	1.6	-	1.6
Unit-based compensation	0.2	-	-	-	-	-	-	0.2
Distributions to unitholders	(9.9)	(6.0)	(15.8)	-	-	-	-	(31.7)
Distributions to general partner				(0.6)			0.6	-
Distributions to noncontrolling interest	-	-	-	-	(244.6)	-	244.6	-
Contributions from noncontrolling interest	-	-	-	-	78.5	-	(78.5)	-
Other contributions (distributions)	-	-	-	-	-	-	(75.0)	(75.0)
Balance, December 31, 2017	$357.7	$40.5	$107.8	$14.8	$2,034.5	$1.6	$(604.6)	$1,952.3

(1) The financial information presented in this report has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

See accompanying notes to supplemental consolidated combined financial statements.

HESS MIDSTREAM LP

SUPPLEMENTAL CONSOLIDATED COMBINED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

	Partners' Capital
	Limited Partners					Accumulated
	Common	Common	Subordinated			Other
	Unitholders	Unitholders	Unitholders	General	Noncontrolling	Comprehensive	Net Parent
	Public	Affiliate	Affiliate	Partner	Interest	Income	Investment(1)	Total (1)
(in millions)
Balance, December 31, 2017	$357.7	$40.5	$107.8	$14.8	$2,034.5	$1.6	$(604.6)	$1,952.3
Net income	21.6	13.0	34.5	1.7	301.5	-	(46.8)	325.5
Other comprehensive income (loss)	-	-	-	-	-	(0.4)	-	(0.4)
Unit-based compensation	0.9	-	-	-	-	-	-	0.9
Distributions to general partner	-	-	-	(1.6)	-	-	1.6	-
Distributions to unitholders	(23.1)	(14.0)	(37.0)	-	-	-	-	(74.1)
Distributions to noncontrolling interest	-	-	-	-	(199.2)	-	199.2	-
Contributions from noncontrolling interest	-	-	-	-	57.3	-	(57.3)	-
Other contributions (distributions)	-	-	-	-	-	-	(328.1)	(328.1)
Balance, December 31, 2018	$357.1	$39.5	$105.3	$14.9	$2,194.1	$1.2	$(836.0)	$1,876.1

(1) The financial information presented in this report has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

See accompanying notes to supplemental consolidated combined financial statements.

HESS MIDSTREAM LP

SUPPLEMENTAL CONSOLIDATED COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018 (1)	2017 (1)	2016 (1)
(in millions)
Cash flows from operating activities
Net income	$325.5	$242.0	$81.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	126.9	116.5	105.8
Impairment	-	-	66.7
(Gain) loss on sale of property, plant and equipment	(0.6)	(4.7)	-
(Gain) loss on interest rate swaps	(0.4)	(1.7)	-
Amortization of deferred financing costs	5.0	3.8	3.4
Unit-based compensation	0.9	0.2	-
Changes in assets and liabilities:
Accounts receivable—affiliate	(6.3)	(16.9)	3.4
Other current and noncurrent assets	1.9	1.2	1.7
Accounts payable—trade	4.0	(16.7)	(10.5)
Accounts payable—affiliate	(6.4)	7.5	(3.8)
Accrued liabilities	17.3	3.2	2.7
Other current and noncurrent liabilities	(0.9)	2.1	(3.5)
Net cash provided by (used in) operating activities	466.9	336.5	247.5
Cash flows from investing activities
Payments for equity investments	(67.3)	-	-
Proceeds from sale of property, plant and equipment	1.6	12.8	-
Additions to property, plant and equipment	(241.9)	(144.2)	(268.6)
Net cash provided by (used in) investing activities	(307.6)	(131.4)	(268.6)
Cash flows from financing activities
Proceeds from (repayments of) bank borrowings - revolver	-	(153.0)	43.0
Repayments of bank borrowings - term loan	(2.5)	(385.0)	(15.0)
Proceeds from issuance of fixed-rate senior notes	-	800.0	-
Financing costs	(1.0)	(22.9)	-
IPO proceeds, net of underwriters' discounts	-	365.5	-
Distribution of IPO proceeds to Hess and GIP	-	(349.5)	-
Cash offering costs	-	(2.1)	-
Distributions to Hess and GIP	(322.0)	(100.0)	(49.0)
Distributions to HESM unitholders	(74.1)	(31.7)	-
Other contributions (distributions)	(6.1)	27.6	40.5
Net cash provided by (used in) financing activities	(405.7)	148.9	19.5
Net increase (decrease) in cash and cash equivalents	(246.4)	354.0	(1.6)
Cash and cash equivalents at beginning of period	355.7	1.7	3.3
Cash and cash equivalents at end of period	$109.3	$355.7	$1.7
Supplemental disclosures of non-cash investing and financing activities:
(Increase) decrease in accrued capital expenditures	(29.4)	25.9	(4.2)
Removal of historical capitalized offering costs	-	8.6	-
Contribution of property, plant and equipment	-	-	97.0
Other non-cash contributions from (distributions to) partners	-	-	3.5

(1) The financial information presented in this report has been retrospectively adjusted for the acquisitions of Hess Infrastructure Partners LP.

See accompanying notes to supplemental consolidated combined financial statements.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

The financial information presented has been retrospectively adjusted for the acquisition of Hess Infrastructure Partners LP.

Note 1.  Description of Business

Description of Business. Hess Midstream Partners LP (the “Partnership” or “HESM”) is a fee‑based, growth oriented traditional master limited partnership formed by Hess Infrastructure Partners LP (“Hess Infrastructure Partners” or “HIP”), a midstream joint venture with a 50% ownership interest held by affiliates of Hess Corporation (collectively “Hess”) and a 50% ownership interest held by GIP II Blue Holding Partnership LP (“GIP”), to own, operate, develop and acquire a diverse set of midstream assets to provide services to Hess and third‑party customers. The Partnership was initially formed by Hess on January 17, 2014, as a Delaware limited partnership.

Initial Public Offering. On April 10, 2017, the Partnership completed its initial public offering (“IPO”) of 16,997,000 common units, which included 2,217,000 common units issued pursuant to the exercise of the underwriters’ over‑allotment option, representing a 30.5% limited partner interest in the Partnership at a price to the public of $23.00 per common unit. Net proceeds totaled approximately $365.5 million, after deducting the underwriters’ discounts and structuring fees of $25.4 million.

In connection with the IPO, Hess Infrastructure Partners contributed to the Partnership a 20% controlling economic interest in each of (i) Hess North Dakota Pipelines Operations LP (“Gathering Opco”), which owns crude oil and natural gas gathering pipelines and compressor stations in North Dakota; (ii) Hess TGP Operations LP (“HTGP Opco”), which owns the Tioga Gas Plant (“TGP”), a natural gas processing and fractionation plant, including a residue gas pipeline in North Dakota; and (iii) Hess North Dakota Export Logistics Operations LP (“Logistics Opco”), which owns a crude oil and natural gas liquids (“NGL”) rail loading facility, crude oil rail cars and crude oil pipeline and truck receipt terminal in North Dakota; and a 100% economic interest in Hess Mentor Storage Holdings LLC (“Mentor Holdings”), which owns a propane storage cavern and related rail and truck loading and unloading and storage terminal in Minnesota, (collectively the “Joint Interest Assets”).

In connection with the Partnership’s IPO and in exchange for the Joint Interest Assets, Hess Infrastructure Partners received:

•	10,282,654 common units and 27,279,654 subordinated units, representing an aggregate 67.5% limited partner interest in the Partnership;

•	All of the Partnership’s incentive distribution rights;

•	A 2% general partner interest in the Partnership, and

•	An aggregate cash distribution of approximately $350.6 million.

Hess Infrastructure Partners subsequently distributed all of the common units, subordinated units and $349.5 million of cash proceeds to Hess and GIP.

LM4 Joint Venture. On January 25, 2018, we entered into a 50/50 joint venture with Targa Resources Corp. to construct a new 200 million standard cubic feet per day gas processing plant called Little Missouri 4 (“LM4”). Targa Resources Corp. is managing the construction of LM4 and will operate the plant when completed. See Note 17, Subsequent Events.

Acquisitions. On March 1, 2019, Hess Infrastructure Partners acquired Hess’s existing Bakken water services business (“Hess Water Services”). The acquisition of Hess Water Services from Hess was accounted for as an acquisition of a business under common control. Accordingly, our supplemental consolidated combined financial statements prior to the acquisition date of March 1, 2019 were retrospectively recast to include the financial results of Hess Water Services. See Note 3, Acquisitions.

On March 22, 2019, we acquired the crude oil, gas and water gathering assets of Summit Midstream Partners’ Tioga Gathering System. See Note 17, Subsequent Events.

On December 16, 2019, the Partnership completed a restructuring transaction (the “Restructuring Transaction”), pursuant to which the Partnership acquired all of the partnership interests of Hess Infrastructure Partners from Hess and GIP, including HIP’s retained 80% economic interest in the Joint Interest Assets, its produced water gathering and disposal business and all of the HESM incentive distribution rights. The acquisition of Hess Infrastructure Partners resulted in HESM’s ownership of 100% of the Joint Interest Assets and 100% of Hess Water Services and was accounted for as an acquisition of a business under common control. Accordingly, our supplemental consolidated combined financial statements prior to the acquisition date of December 16, 2019 were retrospectively recast to include the financial results of Hess Infrastructure Partners. See Note 3, Acquisitions.

The terms “we,” “our” and “us” as used in this report refer to the Partnership, unless the context suggests otherwise. These terms are used for convenience only and are not intended as a precise description of any separate legal entity within the Partnership.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Our assets and operations are organized into the following three segments: (i) gathering, (ii) processing and storage and (iii) terminaling and export (see Note 14, Segments).

Note 2.  Summary of Significant Accounting Policies and Basis of Presentation

Consolidation.  The supplemental consolidated combined financial statements include our accounts and those of our wholly‑owned subsidiaries on a consolidated basis. We consolidate the accounts of entities over which we have a controlling financial interest through our ownership of the general partner or the majority voting interests of the entity. Prior to the Restructuring Transaction on December 16, 2019 that resulted in our indirect ownership of 100% interest in the Joint Interest Assets, we consolidated the activities of Gathering Opco, HTGP Opco and Logistics Opco, which qualified as variable interest entities (“VIE”) under U.S. GAAP. We concluded that we were the primary beneficiary of each VIE, as defined in the accounting standards, since we had the power through our general partner interests to direct those activities that most significantly impact the economic performance of the Joint Interest Assets and had a right to receive benefits and an obligation to absorb losses that could potentially be significant. All financial statement activities associated with VIEs are captured within gathering, processing and storage, and terminaling and export segments (see Note 14, Segments). We reflected a noncontrolling interest representing the 80% retained limited partner interest owned by Hess Infrastructure Partners in the Joint Interest Assets in the supplemental consolidated combined financial statements of the Partnership. Subsequent to the Restructuring Transaction, HESM continues to consolidate and control Gathering Opco, HTGP Opco, Logistics Opco, Mentor Holdings and Hess Water Services based on our 100% ownership of these entities. All intercompany transactions and balances within the Partnership have been eliminated.

Use of Estimates.  We prepare our supplemental consolidated combined financial statements in conformity with the U.S. generally accepted accounting principles (“GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the years presented. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

Common Control Transactions. Assets and businesses acquired from Hess and its subsidiaries are accounted for as common control transactions whereby the net assets acquired are combined with net assets of the Partnership at Hess’s historical carrying value. If any recognized consideration transferred in such a transaction exceeds the carrying value of the net assets acquired, the excess is treated as a capital distribution to Hess, similar to a dividend. To the extent that such transactions require prior periods to be retrospectively adjusted, historical net equity amounts prior to the transaction date are reflected in “Net Parent Investment.” Cash consideration up to the carrying value of net assets acquired is presented as an investing activity in our supplemental consolidated combined statement of cash flows. Cash consideration in excess of the carrying value of net assets acquired is presented as a financing activity in our supplemental consolidated combined statement of cash flows.

Cash and Cash Equivalents.  Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have maturities of three months or less when acquired.

Accounts Receivable.  We record affiliate accounts receivable upon performance of services to affiliated companies. Generally, we receive payments from affiliated companies on a monthly basis, shortly after performance of services. There were no doubtful accounts written off, nor have we provided an allowance for doubtful accounts, as of December 31, 2018 and 2017.

Property, Plant and Equipment.  Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation subject to the results of impairment testing. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Indirect construction costs include general engineering, taxes and the cost of funds used during construction. Costs, including complete asset replacements and enhancements or upgrades that increase the original efficiency, productivity or capacity of property, plant and equipment, are also capitalized. The costs of repairs, minor replacements and maintenance projects, which do not increase the original efficiency, productivity or capacity of property, plant and equipment, are expensed as incurred.

Capitalization of Interest.  Interest charges from borrowings are capitalized on material projects using the weighted average cost of outstanding borrowings until the project is substantially complete and ready for its intended use. Capitalized interest is depreciated over the useful lives of the assets in the same manner as the depreciation of the underlying assets.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Impairment of Long‑Lived Assets.  We review long-lived assets for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ net book value. Undiscounted cash flows are based on identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If impairment occurs, a loss is recognized for the difference between the fair value and net book value. Such fair value is generally determined by discounting anticipated future net cash flows, an income valuation approach, or by a market‑based valuation approach, which are Level 3 fair value measurements. Factors that indicate potential impairment include a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset, and a significant change in the asset’s physical condition or use. See Note 6, Impairment.

Equity Investments. We account for our investment in LM4 under the equity method of accounting, as we do not control, but have a significant influence over, its operations. As of December 31, 2018, we contributed $67.3 million of cash for our gross interest in LM4. As of December 31, 2018, we do not have a basis difference between the amount at which the investment is carried and the amount of underlying equity in net assets of the investee.

Deferred Financing Costs.  We capitalize debt issuance costs and fees incurred related to the procurement of our fixed‑rate senior notes and other credit facilities. We amortize such costs as additional interest expense over the lives of our credit agreements using the straight‑line method, which approximates the effective interest method. Unamortized deferred financing costs related to our revolving credit facility are presented in Other noncurrent assets (2018—$6.9 million, 2017—$9.1 million) and unamortized deferred financing costs related to our fixed‑rate senior notes and our term loan are presented as a direct reduction to the Long‑term debt (2018—$16.5 million, 2017—$19.6 million) in the accompanying supplemental consolidated combined balance sheets.

Asset Retirement Obligations.  We record legal obligations to remove and dismantle long-lived assets. We recognize a liability for the fair value of legally required asset retirement obligations associated with long-lived assets in the period in which the retirement obligations are incurred if the liability can be reasonably estimated. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived assets. Accretion expense is included in Depreciation expense in the supplemental consolidated combined statement of operations. We have not incurred significant asset retirement obligations.

Net Parent Investment. Net parent investment represents Hess Infrastructure Partners’ historical activity as well as Hess’s historical investment in Hess Water Services prior to its acquisition by Hess Infrastructure Partners, the accumulated net operating results through the date when we obtained control of Hess Infrastructure Partners, and the net effect of transactions between Hess Infrastructure Partners and its sponsors, Hess and GIP, and between Hess and Hess Water Services. Retrospectively adjusted financial information from prior to the acquisition of Hess Infrastructure Partners is included in Net parent investment.

Revenue Recognition—Contracts with Customers.  We earn substantially all of our revenues by charging fees for gathering, compressing and processing natural gas and fractionating NGLs; gathering, terminaling, loading and transporting crude oil and NGLs, gathering and disposing produced water, and storing and terminaling propane. We do not own or take title to the volumes that we handle. Effective January 1, 2014, we entered into i) gas gathering, ii) crude oil gathering, iii) gas processing and fractionation, iv) storage services, and v) terminal and export services fee‑based commercial agreements with certain subsidiaries of Hess. In 2018 and partial year 2017, Hess Water Services had documented intercompany arrangements with certain subsidiaries of Hess pursuant to which it provided produced water gathering and disposal services and charged agreed-upon fees per barrel for the services performed. Hess Water Services did not earn any revenues during the year ended December 31, 2016, since at that time, it was part of the integrated operations of Hess and documented intercompany arrangements did not exist that would have provided a fixed and determinable price and evidence of arrangement.

Our responsibilities to provide each of the above services for each year under each of the commercial agreements are considered separate, distinct performance obligations. We recognize revenues for each performance obligation under our commercial agreements over‑time as services are rendered using the output method, measured using the amount of volumes serviced during the period. The minimum volume commitments are subject to fluctuation based on nominations covering substantially all of Hess’s production and projected third-party volumes that will be purchased in the Bakken. As the minimum volume commitments are subject to fluctuation, and these commercial agreements contain fee inflation escalators and fee recalculation mechanisms, substantially all of the transaction price, as this term is defined in ASC 606, is variable at inception of each of the commercial agreements. As the variability is resolved prior to the recognition of revenue, we do not apply a constraint to the transaction price at the inception of the commercial agreements. We elected the practical expedient to recognize revenue in the amount to which we have a right to invoice as permitted under ASC 606. Due to this election and as the transaction price allocated to our unsatisfied performance obligations is entirely variable, we have elected the exemption

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

provided by ASC 606 from the disclosure of revenue recognizable in future periods as our unsatisfied performance obligations are fulfilled. There are no significant financing components in any of our commercial agreements.

The minimum volumes that Hess provides to our assets under our commercial agreements include dedicated production covering substantially all of Hess’s existing and future owned or controlled production in the Bakken and projected third-party volumes owned or controlled by Hess through dedicated third-party contracts. If Hess delivers volumes less than the applicable minimum volume commitments under our commercial agreements during any quarter, Hess is obligated to pay us a shortfall fee equal to the volume deficiency multiplied by the related gathering, processing and/or terminaling fee, as applicable. Our responsibility to stand-ready to service a minimum volume over each quarterly commitment period represents a separate, distinct performance obligation. Currently, and for the remainder of the Initial Term of each commercial agreement as described in Note 4, volume deficiencies are measured quarterly and recognized as revenue in the same period, as any associated shortfall payments are not subject to future reduction or offset. During the Secondary Term of each commercial agreement as described in Note 4, Hess will be entitled to receive a credit, calculated in barrels or Mcf, as applicable, with respect to the amount of any shortfall fee paid by Hess, which will initially be reported in deferred revenue. Hess may apply such credit against the fees payable for any volumes delivered to us under the applicable agreement in excess of Hess’ nominated volumes up to four quarters after such credit is earned. Unused credits by Hess will be recognized as revenue when they expire after four quarters. However, Hess will not be entitled to receive any such credit with respect to crude oil terminaling services under our terminal and export services agreement

Our revenues also included pass‑through third‑party rail transportation costs, third-party produced water trucking and disposal costs, and electricity fees for which we recognize revenues in an amount equal to the costs.

Depreciation Expense.  We calculate depreciation using the straight-line method based on the estimated useful lives after considering salvage values of our fixed assets. Depreciation lives range from 12 to 35 years. However, factors such as maintenance levels, economic conditions impacting the demand for these assets, and regulatory or environmental requirements could cause us to change our estimates, thus impacting the future calculation of depreciation.

Unit‑Based Compensation.  Unit‑based compensation issued to the officers, directors and employees is recorded at grant‑date fair value. Expense is recognized on a straight‑line basis over the vesting period of the award and is included in General and administrative expenses in the accompanying supplemental consolidated combined statements of operations. Forfeitures are recognized as they occur.

Income Taxes.  Prior to the Restructuring Transaction on December 16, 2019 (see Note 17, Subsequent Events), we were not a separate taxable entity for U.S. Federal and state income tax purposes; therefore, we did not provide for income tax benefit or expense.  Each partner was subject to income taxes on its share of the partnership’s earnings.

On March 1, 2019, Hess Infrastructure Partners acquired Hess Water Services (see Note 3, Acquisitions). For the periods prior to March 1, 2019, Hess Water Services was included in the consolidated income tax returns of Hess. The provision for Hess Water Services’ income taxes and income tax assets and liabilities were determined as if it were a standalone taxpayer for all periods presented and is included in our retrospectively recast financial statements. Deferred income taxes are determined using the liability method and reflect temporary differences between the financial statement carrying amount and income tax basis of assets and liabilities recorded using the statutory income tax rate. Regular assessments are made of the likelihood of those deferred tax assets being realized. If it is more likely than not that some or all of the deferred tax assets will not be realized, a valuation allowance is recorded to reduce the deferred tax assets to the amount expected to be realized. For the period from March 1, 2019 through the Restructuring Transaction date of December 16, 2019, Hess Water Services was not taxable itself and was not part of a separate taxable entity; therefore, no income tax provision was recognized.

Subsequent to the Restructuring Transaction on December 16, 2019, Hess Midstream LP, which is taxed as a corporation for U.S. federal and state income tax purposes, became a partial owner of HESM. Hess Midstream LP will provide income tax expense or benefit on its allocable share of HESM income or loss for periods subsequent to the Restructuring Transaction.

Environmental and Legal Contingencies.  We accrue and expense environmental costs on an undiscounted basis to remediate existing conditions related to past operations when the future costs are probable and reasonably estimable.

In the ordinary course of business, the Partnership is from time to time party to various judicial and administrative proceedings. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of a known contingency, we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Fair Value Measurements.  We measure assets and liabilities requiring fair value presentation using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability) and disclose such amounts according to the level of valuation inputs under the following hierarchy:

Level 1: Quoted prices in an active market for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are directly or indirectly observable.

Level 3: Unobservable inputs that are significant to the fair value of assets or liabilities.

The classification of an asset or liability within the fair value measurement hierarchy is based on the lowest level of input significant to its fair value.

There were no nonrecurring fair value measurements during the years ended December 31, 2018 and 2017. We had short‑term financial instruments, primarily cash and cash equivalents, accounts receivable and accounts payable, for which the carrying value approximated their fair value as of December 31, 2018 and 2017.

We had nonrecurring fair value measurements related to impairment of our older specification rail cars during the year ended December 31, 2016. See Note 6, Impairment.

Derivatives.  We may utilize derivative instruments for financial risk management activities. In these activities, we may use futures, forwards, options and swaps, individually or in combination, to mitigate our exposure to fluctuations in interest rates.

All derivative instruments are recorded at fair value in our supplemental consolidated combined balance sheet. Our policy for recognizing the changes in fair value of derivatives varies based on the designation of the derivative. The changes in fair value of derivatives that are not designated as hedges are recognized in earnings. Derivatives may be designated as hedges of expected future cash flows or forecasted transactions (cash flow hedges). Changes in fair value of derivatives that are designated as cash flow hedges are recorded as a component of other comprehensive income (loss).  Amounts included in Accumulated other comprehensive income (loss) for cash flow hedges are reclassified into earnings in the same period that the hedged item is recognized in earnings.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) 2014-09, Revenue from Contracts with Customers, as a new Accounting Standards Codification (ASC) Topic, ASC 606. We adopted ASC 606 as of January 1, 2018 using the modified retrospective method that requires application of the new standard prospectively from the date of adoption. The adoption of ASC 606 did not have a material impact on the timing or amount of revenue recognition for our uncompleted contracts at January 1, 2018 based on the requirements of the standard and, as a result, no cumulative effect adjustment was required to be recorded to our partners’ capital balance as of January 1, 2018. Accounts receivable from contracts with customers are presented separately in the supplemental consolidated combined balance sheet with the prior year balance recast to conform to the current period presentation.

In February 2016, the FASB issued ASU 2016 02, Leases, as a new ASC Topic, ASC 842. The new standard supersedes ASC 840 and will require the recognition of right-of-use assets and lease liabilities for all leases with lease terms greater than one year, including leases currently treated as operating leases under ASC 840. ASC 842 is effective for us beginning in the first quarter of 2019, with early adoption permitted. We have elected to adopt ASC 842 on January 1, 2019 using the modified retrospective method which allows application of the new standard prospectively from the date of adoption with a cumulative effect adjustment, if any, recorded to partners’ capital at the date of adoption. Accordingly, comparative financial statements for periods prior to the adoption date of ASC 842 will not be affected. In addition, we have elected to apply the ‘package’ of practical expedients allowing us to avoid reassessing whether existing contracts are (or contain) leases, whether the lease classification for existing leases would differ under ASC 842, and whether initial direct costs incurred for existing leases are capitalizable under ASC 842. Finally, we have elected to apply the practical expedient allowing us to avoid reassessing land easements that were not previously accounted for as leases under ASC 840. We have not elected the ‘hindsight’ practical expedient when determining lease term. The adoption of ASC 842 on January 1, 2019, is not expected to have a material impact on our supplemental consolidated combined financial statements.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Note 3.  Acquisitions

Hess Water Services Acquisition

On March 1, 2019, the Hess Infrastructure Partners acquired 100% of the membership interest in Hess Water Services Holdings LLC that owns Hess’s existing Bakken water services business for $225.0 million in cash. Hess Infrastructure Partners funded the purchase price through a combination of cash on hand and borrowings under its revolving credit facility. In connection with the Hess Water Services acquisition, Hess Infrastructure Partners acquired the following:

(in millions)
Property, plant and equipment, net	$70.8
Working capital	(1.2)
Asset retirement obligations	(0.7)
Net assets acquired	$68.9

The transaction was accounted for as an acquisition of a business between entities under common control, and therefore, the related acquired assets and liabilities were transferred at Hess’s historical carrying value. We recognized $156.1 million of consideration in excess of the book value of net assets acquired as a capital distribution to Hess.

Hess Water Services is included in our gathering segment (see Note 14, Segments).

Hess Infrastructure Partners LP Acquisition

On December 16, 2019, the Partnership completed the Restructuring Transaction, pursuant to which the Partnership acquired all of the partnership interests of Hess Infrastructure Partners from Hess and GIP, including HIP’s retained 80% economic interest in the Joint Interest Assets, its produced water gathering and disposal business and all of the HESM incentive distribution rights. The acquisition of Hess Infrastructure Partners resulted in HESM’s ownership of 100% of the Joint Interest Assets and 100% of Hess Water Services and was accounted for as an acquisition of a business under common control. Accordingly, consolidated financial statements prior to the acquisition date of December 16, 2019 were retrospectively recast to include the financial results of Hess Infrastructure Partners. Hess Infrastructure Partners previously consolidated the results of HESM; therefore, the recast of HESM’s previously reported financial information did not result in any changes in segment information, other than inclusion of Hess Water Services in the gathering segment.

Retrospective Adjusted Information Tables

The following tables present our financial position as of December 31, 2018 and 2017, and the results of operations and cash flows for the years ended December 31, 2018, 2017 and 2016, giving effect to the acquisition of Hess Infrastructure Partners. The results of Hess Infrastructure Partners prior to the effective date of the acquisition are included in “Acquisition of HIP” and the consolidated combined results are included in “Consolidated Combined” within the tables below. HESM, as previously reported, did not have any items of other comprehensive income during the periods presented.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Supplemental Consolidated Combined Balance Sheets

	December 31, 2018
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions)
Assets
Cash and cash equivalents	$20.3	$89.0	$109.3
Accounts receivable—affiliate:
From contracts with customers	62.2	5.1	67.3
Other receivables	0.8	(0.3)	0.5
Other current assets	2.8	0.5	3.3
Total current assets	86.1	94.3	180.4
Equity Investments	67.3	-	67.3
Property, plant and equipment, net	2,664.1	71.2	2,735.3
Long-term receivable—affiliate	-	1.3	1.3
Other noncurrent assets	2.2	4.7	6.9
Total assets	$2,819.7	$171.5	$2,991.2
Liabilities
Accounts payable—trade	$15.3	$3.3	$18.6
Accounts payable—affiliate	15.8	-	15.8
Accrued liabilities	64.5	21.1	85.6
Current maturities of long-term debt	-	11.3	11.3
Other current liabilities	6.8	-	6.8
Total current liabilities	102.4	35.7	138.1
Long-term debt	-	969.8	969.8
Other noncurrent liabilities	6.4	0.8	7.2
Total liabilities	108.8	1,006.3	1,115.1
Common unitholders—public (17,014,377 units issued and outstanding)	357.1	-	357.1
Common unitholders—affiliate (10,282,654 units issued and outstanding)	39.5	-	39.5
Subordinated unitholders—affiliate (27,279,654 units issued and outstanding)	105.3	-	105.3
General partner	14.9	-	14.9
Total Hess Midstream Partners LP partners' capital	516.8	-	516.8
Noncontrolling interest	2,194.1	-	2,194.1
Accumulated other comprehensive income	-	1.2	1.2
Net parent investment	-	(836.0)	(836.0)
Total partners' capital	2,710.9	(834.8)	1,876.1
Total liabilities and partners' capital	$2,819.7	$171.5	$2,991.2

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

	December 31, 2017
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions)
Assets
Cash and cash equivalents	$47.2	$308.5	$355.7
Accounts receivable—affiliate:
From contracts with customers	58.5	2.9	61.4
Other receivables	1.3	(1.2)	0.1
Other current assets	4.4	1.6	6.0
Total current assets	111.4	311.8	423.2
Property, plant and equipment, net	2,520.5	68.1	2,588.6
Long-term receivable—affiliate	-	1.5	1.5
Other noncurrent assets	3.2	5.9	9.1
Total assets	$2,635.1	$387.3	$3,022.4
Liabilities
Accounts payable—trade	12.2	2.4	$14.6
Accounts payable—affiliate	22.5	(0.3)	22.2
Accrued liabilities	32.7	7.6	40.3
Current maturities of long-term debt	-	2.5	2.5
Other current liabilities	7.0	-	7.0
Total current liabilities	74.4	12.2	86.6
Long-term debt	-	977.9	977.9
Other noncurrent liabilities	5.4	0.2	5.6
Total liabilities	79.8	990.3	1,070.1
Common unitholders—public (16,997,000 units issued and outstanding)	357.7	-	357.7
Common unitholders—affiliate (10,282,654 units issued and outstanding)	40.5	-	40.5
Subordinated unitholders—affiliate (27,279,654 units issued and outstanding)	107.8	-	107.8
General partner	14.8	-	14.8
Total Hess Midstream Partners LP partners' capital	520.8	-	520.8
Noncontrolling interest	2,034.5	-	2,034.5
Accumulated other comprehensive income	-	1.6	1.6
Net parent investment	-	(604.6)	(604.6)
Total partners' capital	2,555.3	(603.0)	1,952.3
Total liabilities and partners' capital	$2,635.1	$387.3	$3,022.4

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Supplemental Consolidated Combined Statements of Operations

	Year Ended December 31, 2018
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions)
Revenues and other income
Affiliate services	$661.7	$50.3	$712.0
Other income	0.7	-	0.7
Total revenues and other income	662.4	50.3	712.7
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	154.3	39.2	193.5
Depreciation expense	123.0	3.9	126.9
General and administrative expenses	11.5	2.6	14.1
Total costs and expenses	288.8	45.7	334.5
Income from operations	373.6	4.6	378.2
Interest expense, net	1.3	52.0	53.3
Gain on sale of property, plant and equipment	-	0.6	0.6
Net income	372.3	(46.8)	325.5
Less: Net income (loss) attributable to net parent investment	-	(46.8)	(46.8)
Less: Net income attributable to noncontrolling interest	301.5	-	301.5
Net income attributable to Hess Midstream Partners LP	70.8	-	70.8
Less: General partner's interest in net income attributable to Hess Midstream Partners LP	1.7	-	1.7
Limited partners' interest in net income attributable to Hess Midstream Partners LP	$69.1	-	$69.1
Net income attributable to Hess Midstream Partners LP per limited partner unit (basic and diluted):
Common	$1.27		$1.27
Subordinated	$1.27		$1.27
Weighted average limited partner units outstanding:
Basic:
Common	27.3		27.3
Subordinated	27.3		27.3
Diluted:
Common	27.4		27.4
Subordinated	27.3		27.3

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

	Year Ended December 31, 2017
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions)
Revenues and other income
Affiliate services	$565.6	$13.9	$579.5
Other income	0.2	(0.2)	-
Total revenues and other income	565.8	13.7	579.5
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	158.4	27.6	186.0
Depreciation expense	113.1	3.4	116.5
General and administrative expenses	8.1	5.8	13.9
Total costs and expenses	279.6	36.8	316.4
Income from operations	286.2	(23.1)	263.1
Interest expense, net	1.4	24.4	25.8
Gain on sale of property, plant and equipment	-	4.7	4.7
Net income	284.8	(42.8)	242.0
Less: Net income (loss) attributable to net parent investment	68.2	(42.8)	25.4
Less: Net income attributable to noncontrolling interest	175.4	-	175.4
Net income attributable to Hess Midstream Partners LP	41.2	-	41.2
Less: General partner's interest in net income attributable to Hess Midstream Partners LP	0.8	-	0.8
Limited partners' interest in net income attributable to Hess Midstream Partners LP	$40.4	$-	$40.4
Net income attributable to Hess Midstream Partners LP per limited partner unit (basic and diluted):
Common	$0.75		$0.75
Subordinated	$0.75		$0.75
Weighted average limited partner units outstanding (basic and diluted):
Common	26.9		26.9
Subordinated	26.9		26.9

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

	Year Ended December 31, 2016
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions)
Revenues and other income
Affiliate services	$509.8	$0.2	$510.0
Total revenues and other income	509.8	0.2	510.0
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	193.4	26.4	219.8
Depreciation expense	99.7	6.1	105.8
Impairment loss	-	66.7	66.7
General and administrative expenses	10.4	7.0	17.4
Total costs and expenses	303.5	106.2	409.7
Income from operations	206.3	(106.0)	100.3
Interest expense, net	1.4	17.3	18.7
Net income	$204.9	$(123.3)	$81.6

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Supplemental Consolidated Combined Statements of Cash Flows

	Year Ended December 31, 2018
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions)
Cash flows from operating activities
Net income	$372.3	$(46.8)	$325.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	123.0	3.9	126.9
(Gain) loss on sale of property, plant and equipment	-	(0.6)	(0.6)
(Gain) loss on interest rate swaps	-	(0.4)	(0.4)
Amortization of deferred financing costs	1.0	4.0	5.0
Unit-based compensation	0.9	-	0.9
Changes in assets and liabilities:
Accounts receivable—affiliate	(3.2)	(3.1)	(6.3)
Other current and noncurrent assets	1.6	0.3	1.9
Accounts payable—trade	3.1	0.9	4.0
Accounts payable—affiliate	(6.7)	0.3	(6.4)
Accrued liabilities	2.7	14.6	17.3
Other current and noncurrent liabilities	(1.1)	0.2	(0.9)
Net cash provided by (used in) operating activities	493.6	(26.7)	466.9
Cash flows from investing activities
Payments for equity investments	(67.3)	-	(67.3)
Proceeds from sale of property, plant and equipment	-	1.6	1.6
Additions to property, plant and equipment	(235.6)	(6.3)	(241.9)
Net cash provided by (used in) investing activities	(302.9)	(4.7)	(307.6)
Cash flows from financing activities
Repayments of bank borrowings - term loan	-	(2.5)	(2.5)
Financing costs	-	(1.0)	(1.0)
Distributions to Hess and GIP	-	(322.0)	(322.0)
Distributions to noncontrolling interest	(199.2)	199.2	-
Contributions from noncontrolling interests	57.3	(57.3)	-
Distributions to HESM unitholders and general partner	(75.7)	1.6	(74.1)
Other contributions (distributions)	-	(6.1)	(6.1)
Net cash provided by (used in) financing activities	(217.6)	(188.1)	(405.7)
Net increase (decrease) in cash and cash equivalents	(26.9)	(219.5)	(246.4)
Cash and cash equivalents at beginning of period	47.2	308.5	355.7
Cash and cash equivalents at end of period	$20.3	$89.0	$109.3

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

	Year Ended December 31, 2017
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions)
Cash flows from operating activities
Net income	$284.8	$(42.8)	$242.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	113.1	3.4	116.5
(Gain) loss on sale of property, plant and equipment	-	(4.7)	(4.7)
(Gain) loss on interest rate swaps	-	(1.7)	(1.7)
Amortization of deferred financing costs	0.6	3.2	3.8
Unit-based compensation	0.2	-	0.2
Changes in assets and liabilities:
Accounts receivable—affiliate	(15.2)	(1.7)	(16.9)
Other current and noncurrent assets	(1.7)	2.9	1.2
Accounts payable—trade	(16.6)	(0.1)	(16.7)
Accounts payable—affiliate	34.4	(26.9)	7.5
Accrued liabilities	(1.9)	5.1	3.2
Other current and noncurrent liabilities	2.2	(0.1)	2.1
Net cash provided by (used in) operating activities	399.9	(63.4)	336.5
Cash flows from investing activities
Proceeds from sale of property, plant and equipment	-	12.8	12.8
Additions to property, plant and equipment	(136.4)	(7.8)	(144.2)
Net cash provided by (used in) investing activities	(136.4)	5.0	(131.4)
Cash flows from financing activities
Cash distributions to parent prior to the IPO on April 10, 2017	(95.3)	95.3	-
Cash contributions from parent prior to the IPO on April 10, 2017	67.1	(67.1)	-
Proceeds from (repayments of) bank borrowings - revolver	-	(153.0)	(153.0)
Repayments of bank borrowings - term loan	-	(385.0)	(385.0)
Proceeds from issuance of fixed-rate senior notes	-	800.0	800.0
Financing costs	(3.9)	(19.0)	(22.9)
IPO proceeds, net of underwriters' discounts	365.5	-	365.5
Distribution of IPO proceeds to Hess and GIP	(349.5)	-	(349.5)
Cash offering costs	(2.1)	-	(2.1)
Distributions to Hess and GIP	-	(100.0)	(100.0)
Distributions to HESM unitholders and general partner	(32.3)	0.6	(31.7)
Distributions (to) from noncontrolling interest	(244.6)	244.6	-
Contributions from (to) noncontrolling interest	78.5	(78.5)	-
Other contributions (distributions)	-	27.6	27.6
Net cash provided by (used in) financing activities	(216.6)	365.5	148.9
Net increase (decrease) in cash and cash equivalents	46.9	307.1	354.0
Cash and cash equivalents at beginning of period	0.3	1.4	1.7
Cash and cash equivalents at end of period	$47.2	$308.5	$355.7

.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

	Year Ended December 31, 2016
	HESM as Previously Reported	Acquisition of HIP	Consolidated Combined
(in millions)
Cash flows from operating activities
Net income	$204.9	$(123.3)	$81.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	99.7	6.1	105.8
Impairment Loss	-	66.7	66.7
Amortization of deferred financing costs	1.1	2.3	3.4
Changes in assets and liabilities:
Accounts receivable—affiliate	5.9	(2.5)	3.4
Other current and noncurrent assets	2.1	(0.4)	1.7
Accounts payable—trade	(12.7)	2.2	(10.5)
Accounts payable—affiliate	87.5	(91.3)	(3.8)
Accrued liabilities	2.4	0.3	2.7
Other current and noncurrent liabilities	(3.6)	0.1	(3.5)
Net cash provided by (used in) operating activities	387.3	(139.8)	247.5
Cash flows from investing activities
Additions to property, plant and equipment	(263.6)	(5.0)	(268.6)
Net cash provided by (used in) investing activities	(263.6)	(5.0)	(268.6)
Cash flows from financing activities
Cash distributions to parent prior to the IPO on April 10, 2017	(306.9)	306.9	-
Cash contributions from parent prior to the IPO on April 10, 2017	183.2	(183.2)	-
Proceeds from (repayments of) bank borrowings - revolver	-	43.0	43.0
Repayments of bank borrowings - term loan	-	(15.0)	(15.0)
Distributions to Hess and GIP	-	(49.0)	(49.0)
Other contributions (distributions)	-	40.5	40.5
Net cash provided by (used in) financing activities	(123.7)	143.2	19.5
Net increase (decrease) in cash and cash equivalents	-	(1.6)	(1.6)
Cash and cash equivalents at beginning of period	3.3	-	3.3
Cash and cash equivalents at end of period	$3.3	$(1.6)	$1.7

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Note 4.  Related Party Transactions

We are part of the consolidated operations of Hess, and substantially all of our revenues as shown on the accompanying supplemental consolidated combined statements of operations for the years ended December 31, 2018, 2017 and 2016 were derived from transactions with Hess and its affiliates, although we plan to provide our services to third parties in the future. Hess also provides substantial operational and administrative services to us in support of our assets and operations.

Commercial Agreements

Effective January 1, 2014, we entered into i) gas gathering, ii) crude oil gathering, iii) gas processing and fractionation, iv) storage services, and v) terminal and export services fee‑based commercial agreements with certain subsidiaries of Hess. In addition, for the years ended December 31, 2018 and 2017, Hess Water Services had documented intercompany arrangements with certain subsidiaries of Hess pursuant to which it provided produced water gathering and disposal services and charged agreed-upon fees per barrel for the services performed. Hess Water Services did not earn any revenues during the year ended December 31, 2016, since at that time, it was part of the integrated operations of Hess and documented intercompany arrangements did not exist that would have provided a fixed and determinable price and evidence of arrangement. As a result, Hess Water Services recognized costs but did not record associated revenues for its operations during the year ended December 31, 2016.

Under our commercial agreements, we provide gathering, compression, processing, fractionation, storage, terminaling, loading, transportation and produced water disposal services to Hess, for which we receive a fee per barrel of crude oil, barrel of water, Mcf of natural gas, or Mcf equivalent of NGLs, as applicable, delivered during each month, and Hess is obligated to provide us with minimum volumes of crude oil, water, natural gas and NGLs. These agreements also include inflation escalators and fee recalculation mechanisms that allow fees to be adjusted annually.

On September 17, 2018, we amended and restated our gas gathering and gas processing and fractionation agreements with Hess to enable us to provide certain services to Hess in respect of volumes to be delivered to and processed at the LM4 plant. Effective January 1, 2019, Hess will pay us a combined processing fee per Mcf of natural gas, or Mcf equivalent of NGLs, as applicable, for aggregate volumes processed at LM4 and Tioga Gas Plant. Except with regard to a certain gathering sub-system as described below, each of our commercial agreements with Hess retains its initial 10-year term (“Initial Term”) and we have the unilateral right to extend each commercial agreement for one additional 10-year term (“Secondary Term”). The amended and restated gas gathering agreement also extends the Initial Term of the gathering agreement with respect to a certain gathering sub-system by 5 years to provide for a 15-year Initial Term and decreases the Secondary Term for that gathering sub-system by 5 years to provide for a 5-year Secondary Term. In addition, the fee recalculation mechanism continues to apply to the amended and restated agreements and, effective January 1, 2019, will incorporate the revenues received and expected to be received by Hess from sourcing third-party dedicated production in order to further align the interests of us and Hess in promoting the growth of third-party volumes on our Bakken assets.

For the years ended December 31, 2018, 2017 and 2016, approximately 100% of our revenues were attributable to our fee‑based commercial agreements with Hess, including revenues from third‑party volumes contracted with Hess and delivered to us under these agreements. We retain control of our assets and the flow of volumes based on available capacity within our integrated gathering, processing and terminaling systems. Together with Hess, we are pursuing strategic relationships with third‑party producers and other midstream companies with operations in the Bakken in order to maximize our utilization rates.

During the year ended December 31, 2018, we earned $47.5 million of minimum volume shortfall fee payments (2017: $61.6 million, 2016: $36.5 million). In addition, during the year ended December 31, 2018, we recognized, as part of the affiliate revenues, $16.8 million of reimbursements from Hess related to third-party rail transportation costs (2017: $17.0 million, 2016: $31.7 million). Furthermore, during the year ended December 31, 2018, we recognized, as part of affiliate revenues, $36.5 million of reimbursements from Hess related to third‑party produced water trucking and disposal costs (2017: $5.1 million, 2016: zero). Finally, during the year ended December 31, 2018, we recognized, as part of affiliate revenues, $27.2 million of reimbursements from Hess related to electricity fees (2017: $24.9 million, 2016: $24.1 million). The related third-party rail transportation costs, produced water trucking and disposal costs and electricity fees were included in Operating and maintenance expenses in the accompanying supplemental consolidated combined statements of operations.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Revenue from contracts with customers on a disaggregated basis was as follows:

	Year Ended December 31,
(in millions)	2018	2017	2016
Oil and gas gathering services	$324.9	$271.6	$212.8
Water gathering and disposal services	50.3	13.9	-
Processing and storage services	251.4	227.3	196.7
Terminaling and export services	85.4	66.7	100.3
Total revenues from contracts with customers	712.0	579.5	509.8
Other income	0.7	-	0.2
Total revenues	$712.7	$579.5	$510.0

Omnibus and Employee Secondment Agreements

We entered into an omnibus agreement with Hess under which we pay Hess on a monthly basis an amount equal to the total allocable costs of Hess’s employees and contractors, subcontractors or other outside personnel engaged by Hess and its subsidiaries to the extent such employees and outside personnel perform operational and administrative services for us in support of our assets, plus a specified percentage markup of such amount depending on the type of service provided, as well as an allocable share of direct costs of providing these services.

We also entered into an employee secondment agreement with Hess under which certain employees of Hess are seconded to our general partner to provide services with respect to our assets and operations, including executive oversight, business and corporate development, unitholder and investor relations, communications and public relations, routine and emergency maintenance and repair services, routine operational services, routine administrative services, construction services, and such other operational, commercial and business services that are necessary to develop and execute the Partnership’s business strategy. On a monthly basis, we pay a secondment fee to Hess that is intended to cover and reimburse Hess for the total costs actually incurred by Hess and its affiliates in connection with employing the seconded employees to the extent such total costs are attributable to the provision of services with respect to the Partnership’s assets and operations.

For the years ended December 31, 2018, 2017 and 2016, we had the following charges from Hess. The classification of these charges between operating and maintenance expenses and general and administrative expenses is based on the fundamental nature of the services being performed for our operations.

	Year Ended December 31,
(in millions)	2018	2017	2016
Operating and maintenance expenses	$50.2	$57.3	$63.2
General and administrative expenses	7.8	6.7	11.4
Total	$58.0	$64.0	$74.6

Prepaid Forward Purchase and Sales Agreement

Prior to the commencement of the joint venture operations, certain of our subsidiaries entered into a Prepaid Forward Purchase and Sales Agreement with Hess in which we received a contractual right to receive 550 crude oil rail cars for an estimated purchase price of $104.1 million. In connection with this agreement, Hess contributed to us $104.1 million, which was subsequently used to prepay the contract for the purchase of the crude oil rail cars from Hess. During the year ended December 31, 2016 we recognized $54.1 million in Property, plant and equipment and in partners’ capital contributions, respectively, in connection with this agreement. As of December 31, 2016, we had received all 550 crude oil rail cars.

Other Related Party Transactions

During the year ended December 31, 2016, Hess contributed to us additional gathering assets for $42.9 million that were recognized in Property, plant and equipment and in partners’ capital contributions, respectively. This contribution did not have any impact on Hess’s ownership interest in us.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Note 5.  Property, Plant and Equipment

Property, plant and equipment, at cost, is as follows:

(in millions, except for number of years)	Estimated useful lives	December 31, 2018	December 31, 2017
Gathering assets
Pipelines	22 years	$1,098.1	$976.9
Compressors, pumping stations, and terminals	22 to 25 years	558.9	536.1
Gas plant assets
Pipelines, pipes and valves	22 to 25 years	460.0	460.0
Equipment	12 to 30 years	428.2	428.2
Buildings	35 years	182.3	182.3
Processing and fractionation facilities	25 years	185.5	158.4
Logistics facilities and railcars	20 to 25 years	385.8	371.1
Storage facilities	20 to 25 years	19.5	19.5
Other	20 to 25 years	11.4	9.3
Construction-in-progress	N/A	158.5	73.0
Total property, plant and equipment		3,488.2	3,214.8
Accumulated depreciation		(752.9)	(626.2)
Property, plant and equipment, net		$2,735.3	$2,588.6

Note 6.  Impairment

No impairments of long-lived assets were recorded during the years ended December 31, 2018 and 2017. In 2016, we recorded an impairment charge of $66.7 million to impair older specification rail cars based on estimated salvage values, which approximate fair value and represent a Level 3 fair value measurement as defined under accounting standards. In 2017, we sold 851 of 956 of these older specification rail cars for proceeds of $12.8 million, which resulted in a gain of $4.7 million. In 2018, we sold the remaining older specification rail cars for proceeds of $1.6 million, which resulted in a gain of $0.6 million. The older specification rail cars are reported under Interest and Other (see Note 14, Segments).

Note 7.  Accrued Liabilities

Accrued liabilities are as follows:

(in millions)	December 31, 2018	December 31, 2017
Accrued capital expenditures	$52.4	$23.0
Accrued interest	16.9	4.8
Other accruals	16.3	12.5
Total	$85.6	$40.3

Other current liabilities of $6.8 million represent payables for property and sales and use taxes.

Note 8.  Debt and Interest Expense

Long‑term debt excluding deferred financing costs is as follows:

(in millions)	December 31, 2018	December 31, 2017
Fixed-rate senior notes	$800.0	$800.0
Term Loan A facility	197.5	200.0
Total debt	997.5	1,000.0
Less: current maturities of long-term debt	11.3	2.5
Total long-term debt	$986.2	$997.5

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

As of December 31, 2018, the maturity profile of total debt, excluding deferred financing costs, was as follows:

(in millions)	Total	2019	2020	2021	2022	2023 and thereafter
Fixed-rate senior notes	$800.0	$-	$-	$-	$-	$800.0
Term Loan A facility	197.5	11.3	15.0	16.2	155.0	-
Total debt (excluding interest)	$997.5	$11.3	$15.0	$16.2	$155.0	$800.0

Hess Infrastructure Partners LP Fixed‑Rate Senior Notes

In November 2017, Hess Infrastructure Partners issued $800.0 million of 5.625% fixed‑rate senior notes due in February 2026 to qualified institutional investors. Hess Infrastructure Partners Finance Corporation, a direct wholly owned subsidiary of Hess Infrastructure Partners, serves as co‑issuer of the notes, and the notes are guaranteed by certain subsidiaries of Hess Infrastructure Partners. Interest is payable semi‑annually on February 15 and August 15. Hess Infrastructure Partners used the net proceeds to repay borrowings of $479.8 million under its existing credit facilities, to fund a distribution of $50.0 million to its partners and retained the remaining proceeds for general partnership purposes.

Hess Infrastructure Partners LP Credit Facilities

At December 31, 2018, the Partnership had $800 million of senior secured syndicated credit facilities maturing November 2022, consisting of a $600 million 5-year revolving credit facility and a drawn $200 million 5-year Term Loan A facility. The revolving credit facility can be used for borrowings and letters of credit to fund HIP’s operating activities and capital expenditures. The credit facilities are guaranteed by certain of HIP’s wholly owned subsidiaries and secured by first‑priority perfected liens on substantially all of HIP’s and certain of its wholly owned subsidiaries’ directly owned assets, including its equity interests in certain subsidiaries, subject to customary exclusions. At December 31, 2018, HIP’s revolving credit facility was undrawn, and borrowings of $197.5 million, excluding deferred issuance costs, were outstanding under HIP’s Term Loan A facility. See Note 17, Subsequent Events.

Borrowings under the five‑year Term Loan A facility generally bear interest at the London Interbank Offered Rate (“LIBOR”) plus an applicable margin ranging from 1.55% to 2.50%, while the applicable margin for the five‑year syndicated revolving credit facility ranges from 1.275% to 2.000%. The interest rate is subject to adjustment based on the Partnership’s leverage ratio, which is calculated as total debt to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). If HIP obtains an investment grade credit rating, as defined in the credit agreement, both of the credit facilities will become unsecured and the guarantees will be released, and the pricing levels will be based on the credit ratings in effect from time to time. The credit facilities contain representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for agreements of this type, including covenants that require HIP to maintain a ratio of total debt to EBITDA (as defined in the credit agreement) for the prior four fiscal quarters of no more than 5.0 to 1.0 (5.5 to 1.0 during the specified period following certain acquisitions), and an interest coverage ratio (as defined in the credit agreement) for the prior four fiscal quarters of no less than 2.25 to 1.0. The credit agreement also includes a secured leverage ratio test not to exceed 3.75 to 1.0 for so long as the facilities remain secured. As of December 31, 2018, HIP was in compliance with these financial covenants.

Hess Midstream Partners LP Revolving Credit Facility

On March 15, 2017, HESM entered into a four‑year, $300.0 million senior secured revolving credit facility that became available upon the closing of HESM’s IPO on April 10, 2017. The credit facility can be used for borrowings and letters of credit to fund HESM’s operating activities and capital expenditures. Borrowings on the credit facility generally bear interest at LIBOR plus an applicable margin of 1.275%. The interest rate is subject to adjustment based on HESM’s leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit facility). Facility fees accrue at 0.275% per annum and are paid quarterly. If HESM obtains credit ratings, pricing levels will be based on HESM’s credit ratings in effect from time to time. HESM is subject to customary covenants in the credit agreement, including a financial covenant that generally requires a leverage ratio of no more than 4.5 to 1.0 for the prior four fiscal quarters. As of December 31, 2018, the revolving credit facility remained undrawn. The credit facility is secured by first priority perfected liens on substantially all directly owned assets of HESM and its wholly‑owned subsidiaries, including equity interests in subsidiaries, subject to certain customary exclusions. See Note 17, Subsequent Events.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Fair Value Measurement

The carrying value of the amounts under the Term Loan A facility at each year end approximated their fair value. At December 31, 2018, outstanding amounts under the fixed-rate senior notes with a carrying value of $787.1 million had a fair value of approximately $779.9 million, based on Level 2 inputs in the fair value measurement hierarchy.  A 15% increase or decrease in interest rates would decrease or increase the fair value of our fixed rate debt by approximately $40 million or $42 million, respectively. At December 31, 2017, outstanding amounts under the fixed-rate senior notes with a carrying value of $784.9 million had a fair value of approximately $827.2 million, based on Level 2 inputs in the fair value measurement hierarchy. A 15% increase or decrease in interest rates would decrease or increase the fair value of our fixed rate debt by approximately $40 million or $42 million, respectively. Any changes in interest rates do not impact cash outflows associated with fixed rate interest payments or settlement of debt principal, unless a debt instrument is repurchased prior to maturity.

Interest Paid

The total amount of interest paid on all credit facilities, including facility fees, during the year ended December 31, 2018 was $42.7 million (2017: $18.8 million, 2016: $15.8 million).

Note 9.  Cash Distributions

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date. The following table details the distributions declared and/or paid for the periods presented:

Period	Record Date	Distribution Date	Distribution per Common and Subordinated Unit
Second Quarter 2017(1)	August 4, 2017	August 14, 2017	$0.2703
Third Quarter 2017	November 3, 2017	November 13, 2017	$0.3107
Fourth Quarter 2017	February 2, 2018	February 13, 2018	$0.3218
First Quarter 2018	May 4, 2018	May 14, 2018	$0.3333
Second Quarter 2018	August 2, 2018	August 13, 2018	$0.3452
Third Quarter 2018	November 5, 2018	November 13, 2018	$0.3575
Fourth Quarter 2018(2)	February 4, 2019	February 13, 2019	$0.3701
First Quarter 2019(2)	May 3, 2019	May 14, 2019	$0.3833
Second Quarter 2019(2)	August 5, 2019	August 13, 2019	$0.3970
Third Quarter 2019(2)	November 4, 2019	November 13, 2019	$0.4112
(1)

The distribution for the second quarter 2017 was prorated from the closing of the Partnership’s IPO on April 10, 2017 and equated to the minimum quarterly distribution of $0.3000 per unit on a full quarter basis.

(2)	For more information, see Note 17, Subsequent Events.

The following table details distributions paid by HIP to Hess and GIP (in millions):

Type of Distributions	Period	Distributions to Hess Corporation	Distributions to GIP	Total Distributions
HIP LP Distributions	Third Quarter 2016	$26.1	$22.9	$49.0
HIP LP Distributions	Second Quarter 2017	$27.1	$22.9	$50.0
HIP LP Distributions	Third Quarter 2017	$25.0	$25.0	$50.0
HIP LP Distributions	Fourth Quarter 2018	$160.0	$162.0	$322.0

In the second quarter of 2017, we also made a special distribution of $349.5 million, distributed 50/50 to Hess and GIP from the proceeds of the Partnership’s initial public offering.

Note 10.  Unit-Based Compensation

In 2017, the Partnership adopted the Hess Midstream Partners LP 2017 Long‑Term Incentive Plan (the “LTIP”). Awards under the LTIP are available for officers, directors and employees of our general partner or its affiliates, and any individuals who perform services for the Partnership. The LTIP provides the Partnership with the flexibility to grant unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit‑based awards. The LTIP initially limits the number of common units that may be delivered pursuant to vested awards to 3,000,000 common units.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Under the LTIP, we granted awards of phantom units with distribution equivalent rights to certain officers, employees and directors. These phantom units and distribution equivalent rights vest ratably over a three‑year period for officers and employees, and vest after one year for directors. Each phantom unit represents the right to receive one of our common units upon vesting (or an equivalent amount of cash). Cash distributions on the phantom units accumulate and are paid upon vesting. Fair value of phantom units is based on the fair value of the Partnership’s common units on the grant date.

Unit‑based award activity for the year ended December 31, 2018 was as follows:

	Number of Units	Weighted Average Award Date Fair Value
Outstanding and unvested units at December 31, 2017	44,127	$22.85
Granted	90,594	20.51
Forfeited	(3,107)	21.73
Vested	(17,377)	22.63
Outstanding and unvested units at December 31, 2018	114,237	$21.06

(in millions)	2018	2017	2016
Fair value of units granted	$1.9	$1.0	*
Fair value of units vested	$0.4	$-	*

* Information is not applicable for the period prior to the Partnership’s IPO on April 10, 2017.

During the year ended December 31, 2018, we recognized compensation expense related to the outstanding awards of $0.9 million (2017: $0.2 million, 2016: zero). As of December 31, 2018, $1.6 million of compensation cost related to our unvested phantom units awarded under the LTIP remains to be recognized over an expected weighted-average period of 1.9 years.

Note 11.  Net Income per Limited Partner Unit

Net income per limited partner unit is computed by dividing the respective limited partners’ interest in net income attributable to Hess Midstream Partners LP by the weighted average number of common and subordinated units outstanding. Because we have more than one class of participating securities, we use the two‑class method when calculating net income per limited partner unit. The classes of participating securities include common units, subordinated units, general partner units and incentive distribution rights.

Net income per limited partner unit is only calculated for the periods subsequent to the IPO as no units were outstanding prior to April 10, 2017. The following table illustrates the Partnership’s calculation of net income per limited partner unit:

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

	Year Ended
(in millions, except per unit amounts)	December 31, 2018	December 31, 2017
Net income	$325.5	$242.0
Less: Net income (loss) attributable to net parent investment	(46.8)	25.4
Less: Net income attributable to noncontrolling interest	301.5	175.4
Net income attributable to Hess Midstream Partners LP	70.8	41.2
Less: General partner interest in net income attributable to Hess Midstream Partners LP	1.7	0.8
Limited partners' interest in net income attributable to Hess Midstream Partners LP	$69.1	$40.4
Common unitholders' interest in net income attributable to Hess Midstream Partners LP	$34.6	$20.2
Subordinated unitholders' interest in net income attributable to Hess Midstream Partners LP	$34.5	$20.2
Net income attributable to Hess Midstream Partners LP per limited partner unit:
Common (basic and diluted)	$1.27	$0.75
Subordinated (basic and diluted)	$1.27	$0.75
Weighted average number of limited partner units outstanding:
Basic:
Common	27.3	26.9
Subordinated	27.3	26.9
Diluted:
Common	27.4	26.9
Subordinated	27.3	26.9

Note 12.  Concentration of Credit Risk

Hess represented approximately 100% of our total revenues and accounts receivable for the years ended December 31, 2018, 2017 and 2016.

Note 13.  Commitments and Contingencies

Environmental Contingencies

The Partnership is subject to federal, state and local laws and regulations relating to the environment. As of December 31, 2018, our reserve for estimated remediation liabilities included in Accrued liabilities and Other noncurrent liabilities was $0.6 million and $2.0 million, respectively, and $1.0 million and $2.4 million, respectively, as of December 31, 2017.

Legal Proceedings

As of December 31, 2018 and 2017, we did not have material accrued liabilities for any legal contingencies. Based on currently available information, we believe it is remote that the outcome of known matters would have a material adverse impact on our financial condition, results of operations or cash flows.

Lease and Purchase Obligations

We enter into certain lease and purchase commitments in connection with ongoing business activities. As of December 31, 2018, we have future minimum lease payments of $0.2 million for the year ended December 31, 2019 and $0.3 million for the years thereafter.  In addition, as of December 31, 2018, we have unconditional purchase commitments of $12.7 million for the year ending December 31, 2019 and none for the years thereafter.

Note 14.  Segments

Our operations are located in the United States and are organized into three reportable segments: (1) gathering, (2) processing and storage and (3) terminaling and export. Our reportable segments comprise the structure used by our Chief Operating Decision Maker (“CODM”) to make key operating decisions and assess performance. These segments are strategic business units with differing products and services. Our CODM evaluates the segments’ operating performance based on multiple measures including Adjusted EBITDA, defined as earnings before interest, income tax, depreciation and amortization, as further adjusted for other non‑cash, non‑recurring items, if applicable.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Gathering. Our gathering segment consists of the following assets:

•

Natural Gas Gathering and Compression. A natural gas gathering and compression system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota connecting Hess and third‑party owned or operated wells to the Tioga Gas Plant, Little Missouri 4 gas processing plant, when completed, and third‑party pipeline facilities. The system also includes the Hawkeye Gas Facility, which was placed into service during the first quarter of 2017.

•

Crude Oil Gathering. A crude oil gathering system located primarily in McKenzie, Williams, and Mountrail Counties, North Dakota, connecting Hess and third‑party owned or operated wells to the Ramberg Terminal Facility and the Johnson’s Corner Header System. The system also includes the Hawkeye Oil Facility that was placed into service during the fourth quarter of 2017.

•	Produced Water Gathering and Disposal. A produced water gathering system located primarily in Williams and Mountrail Counties, North Dakota.

Processing and Storage. Our processing and storage segment consists of the following assets:

•	Tioga Gas Plant (TGP). A natural gas processing and fractionation plant located in Tioga, North Dakota.
•	Mentor Storage Terminal. A propane storage cavern and rail and truck loading and unloading facility located in Mentor, Minnesota.
•

Equity Investment in Little Missouri 4 (LM4) Joint Venture. A 50% equity method investment in LM4 joint venture that owns a natural gas processing plant located in McKenzie County, North Dakota, which was still under construction as of December 31, 2018.

Terminaling and Export. Our terminaling and export segment consists of the following assets:

•

Ramberg Terminal Facility. A crude oil pipeline and truck receipt terminal located in Williams County, North Dakota that is capable of delivering crude oil into an interconnecting pipeline for transportation to the Tioga Rail Terminal and to multiple third‑party pipelines and storage facilities.

•

Tioga Rail Terminal. A crude oil and natural gas liquids (“NGL”) rail loading terminal in Tioga, North Dakota that is connected to the Tioga Gas Plant, the Ramberg Terminal Facility and our crude oil gathering system.

•

Crude Oil Rail Cars. A total of 550 crude oil rail cars, constructed to the most recent DOT‑117 safety standards, which we operate as unit trains consisting of approximately 100 to 110 crude oil rail cars.

•

Johnson’s Corner Header System. An approximately six‑mile crude oil pipeline header system located in McKenzie County, North Dakota that receives crude oil by pipeline from Hess and third parties and delivers crude oil to third‑party interstate pipeline systems. The Johnson’s Corner Header System commenced operations in the third quarter of 2017.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

The following tables reflect certain financial data for each reportable segment. The acquisition of Hess Infrastructure Partners, which included Hess Water Services caused a change in composition of reportable segments and, as a result, the corresponding items of segment information for earlier periods have been restated.

	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Combined
(in millions)
For the Year Ended December 31, 2018
Revenues and other income	$375.2	$251.4	$86.1	$-	$712.7
Net income (loss)	199.6	148.8	36.1	(59.0)	325.5
Net income (loss) attributable to Hess Midstream Partners LP	38.4	30.7	7.3	(5.6)	70.8
Depreciation expense	67.2	43.9	15.8	-	126.9
Interest expense, net	-	-	-	53.3	53.3
Gain on sale of property, plant and equipment	-	-	-	0.6	0.6
Adjusted EBITDA	266.8	192.7	51.9	(6.3)	505.1
Capital expenditures	257.0	10.0	4.3	-	271.3
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Combined
(in millions)
For the Year Ended December 31, 2017
Revenues and other income	$285.5	$227.3	$66.7	$-	$579.5
Net income (loss)	132.1	123.8	14.4	(28.3)	242.0
Net income (loss) attributable to Hess Midstream Partners LP	23.3	18.8	2.4	(3.3)	41.2
Depreciation expense	57.8	43.6	15.1	-	116.5
Interest expense, net	-	-	-	25.8	25.8
Gain on sale of property, plant and equipment	-	-	-	4.7	4.7
Adjusted EBITDA	189.9	167.4	29.5	(7.2)	379.6
Capital expenditures	77.8	15.9	24.6	-	118.3
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Combined
(in millions)
For the Year Ended December 31, 2016
Revenues and other income	$212.8	$196.7	$100.3	$0.2	$510.0
Net income (loss)	56.6	92.7	16.7	(84.4)	81.6
Net income (loss) attributable to Hess Midstream Partners LP	96.9	92.7	16.7	(1.4)	204.9
Depreciation expense	42.7	44.0	15.8	3.3	105.8
Impairment loss	-	-	-	66.7	66.7
Interest expense, net	-	-	-	18.7	18.7
Adjusted EBITDA	99.3	136.7	32.5	4.3	272.8
Capital expenditures	216.2	35.4	21.2	-	272.8

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Total assets for the reportable segments are as follows:

	December 31, 2018	December 31, 2017
(in millions)
Gathering	$1,544.0	$1,351.5
Processing and Storage(1)	1,008.6	972.6
Terminaling and Export	320.2	330.1
Interest and Other	118.4	368.2
Total assets	$2,991.2	$3,022.4
(1) Includes $67.3 million of investment in equity method investees

Note 15.  Financial Risk Management Activities

In the normal course of our business, we are exposed to market risks related to changes in interest rates. Financial risk management activities include transactions designed to reduce risk by reducing our exposure to interest rate movements. Interest rate swaps may be used to convert interest payments on certain long‑term debt from floating to fixed rates.

As of December 31, 2018 and 2017, there were no outstanding interest rate swaps designated as cash flow hedges.  During 2017, HIP entered into interest rate swaps with gross notional amounts totaling $552.5 million to convert interest payments on certain long‑term debt from floating to fixed rates before settling these instruments as part of the refinancing that occurred later in the year. See Note 8, Debt and Interest Expense. In 2017, the change in fair value of interest rate swaps was an increase to assets of $3.3 million and the cash settlement was $3.1 million. At December 31, 2018, deferred income in Accumulated other comprehensive income in connection with the settled instruments was $1.2 million, of which $0.8 million will be reclassified into earnings during the next 12 months.

Note 16. Income Taxes

Prior to the Restructuring Transaction on December 16, 2019 (see Note 17, Subsequent Events), we were not a separate taxable entity for U.S. Federal and state income tax purposes; therefore, we did not provide for income tax benefit or expense.  Each partner was subject to income taxes on its share of the partnership’s earnings.

On March 1, 2019, Hess Infrastructure Partners acquired Hess Water Services (see Note 3, Acquisitions). For the periods prior to March 1, 2019, Hess Water Services was included in the consolidated income tax returns of Hess. The provision for Hess Water Services’ income taxes and income tax assets and liabilities were determined as if it were a standalone taxpayer for all periods presented and is included in our retrospectively recast financial statements. Deferred income taxes are determined using the liability method and reflect temporary differences between the financial statement carrying amount and income tax basis of assets and liabilities recorded using the statutory income tax rate. Regular assessments are made of the likelihood of those deferred tax assets being realized. If it is more likely than not that some or all of the deferred tax assets will not be realized, a valuation allowance is recorded to reduce the deferred tax assets to the amount expected to be realized. All of the income before income taxes for the years presented was earned in the United States.

The difference between the effective income tax rate and the U.S. statutory rate is reconciled below:

	Year Ended December 31,
	2018	2017	2016
U.S. statutory rate	21.0%	35.0%	35.0%
State income taxes, net of federal income tax	3.7	2.6	2.6
Change in enacted tax laws	-	(25.7)	-
Valuation allowance	(24.7)	(11.9)	(37.6)
Effective rate	-%	-%	-%

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

The components of deferred tax assets and liabilities for Hess Water Services are as follows:

	December 31,
	2018	2017
(in millions)
Deferred tax liabilities
Property, plant and equipment	$10.7	$9.5
Total deferred tax liabilities	10.7	9.5
Deferred tax assets
Net operating loss carryforwards	16.9	17.5
Asset retirement obligations	0.2	0.1
Total deferred tax assets	17.1	17.6
Valuation allowance	(6.4)	(8.1)
Total deferred tax assets, net of valuation allowance	10.7	9.5
Net deferred tax assets (liabilities)	$-	$-

The net accounting losses and deferred tax position presented in the table above represent the results of Hess Water Services as if it were a stand-alone entity since 2016. The related activity was included in Hess’s federal and state income tax returns and the related attributes are not available on income tax filings of HIP LP and it partners. Hess Water Services is in a three-year cumulative loss position at the end of 2018 and 2017, which constitutes objective negative evidence to which accounting standards require we assign significant weight relative to subjective estimates, such as income projections. As a result, a full valuation allowance is maintained against net deferred tax assets of Hess Water Services.

Subsequent to the Restructuring Transaction on December 16, 2019, Hess Midstream LP, which is taxed as a corporation for U.S. federal and state income tax purposes, became a partial owner of HESM. Hess Midstream LP will provide income tax expense or benefit on its allocable share of HESM income or loss for periods subsequent to the Restructuring Transaction.

Note 17.  Subsequent Events

On January 24, 2019, the board of directors of our general partner declared a quarterly cash distribution of $0.3701 per common and subordinated unit for the quarter ended December 31, 2018, an increase of 15% compared with the quarter ended December 31, 2017.  The distribution was paid on February 13, 2019 to unitholders of record as of the close of business on February 4, 2019.

On March 1, 2019, HIP acquired Hess’s existing Bakken water services business for $225 million in cash. The transaction was accounted for as a business combination of entities under common control with retrospective recast of the previously reported financial information (see Note 3, Acquisitions). In connection with this acquisition, we entered into long-term fee-based water services agreements with certain subsidiaries of Hess effective January 1, 2019, under which we provide produced water gathering and disposal services to Hess and Hess is obligated to provide us with minimum volumes based on dedicated production.  These agreements also include inflation escalators and fee recalculation mechanisms that allow fees to be adjusted annually. The initial term for the water services agreements is 14 years and we have the unilateral right to extend these agreements for one additional 10 year term.

On March 22, 2019, we acquired 100% of the membership interest in Tioga Midstream Partners LLC from Summit Midstream Partners, LP that owns oil, gas, and water gathering assets (the “Tioga System Acquisition”). The transaction was accounted for as an asset acquisition. The Tioga System, located in Williams County in western North Dakota, is complementary to our infrastructure, and is currently delivering volumes into our gathering system.  We paid $89.2 million in cash at closing, net of cash acquired, and recognized a contingent liability for additional potential payments of $10 million in future periods subject to certain performance metrics. We funded the purchase price through a combination of cash on hand and borrowings under our revolving credit facility.

On April 25, 2019, the board of directors of our general partner declared a quarterly cash distribution of $0.3833 per common and subordinated unit for the quarter ended March 31, 2019, an increase of 15% compared with the quarter ended March 31, 2018. The distribution was paid on May 14, 2019, to unitholders of record as of the close of business on May 3, 2019.

On July 25, 2019, the board of directors of our general partner declared a quarterly cash distribution of $0.3970 per common and subordinated unit for the quarter ended June 30, 2019, an increase of 15% compared with the quarter ended June 30, 2018. The distribution was paid on August 13, 2019, to unitholders of record as of the close of business on August 5, 2019.

In July 2019, the operator, Targa Resources Corp., completed construction of LM4 and introduced first gas into the plant.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

On October 4, 2019, HESM announced execution of a definitive agreement to acquire HIP, including HIP’s 80% interest in the Joint Interest Assets, and 100% interest in HIP’s water services business, and outstanding economic general partner interest and incentive distribution rights in HESM. As consideration for the acquisition of Hess and GIP’s ownership interests in HIP, HESM will assume approximately $1.15 billion of HIP’s existing debt, will issue approximately 230 million limited partner units in HESM and pay a cash consideration of approximately $550 million to Hess and GIP, collectively.

Under the proposed transaction, HESM’s organizational structure will be converted into an “Up-C” structure in which incentive distribution right payments to sponsors are eliminated. Public unitholders will receive newly issued securities in a new public entity to be named “Hess Midstream LP” that will be taxed as a corporation for U.S. federal and state income tax purposes. In connection with the proposed transaction, HESM will own 100% of the underlying assets and be consolidated under Hess Midstream LP. HESM’s existing public unitholders will receive one class A share representing a limited partner interest in Hess Midstream LP for each HESM common unit they own. Hess and GIP’s ownership will be primarily through class B units of HESM that are exchangeable into class A shares of Hess Midstream LP on a one-for-one basis. Following the transaction, public shareholders will own 6% of the consolidated entity and Hess and GIP will each own 47% of the consolidated entity on an as-exchanged basis.

In conjunction with the proposed transaction, approximately $355 million in existing borrowings under HIP’s credit facilities will be retired and HESM will assume approximately $800 million principal amount of HIP’s outstanding senior notes in exchange for the issuance of up to $800 million aggregate principal amount of newly issued HESM senior notes. On October 4, 2019, HESM commenced the offer to exchange HIP notes for new notes to be issued by HESM and, on November 27, 2019, HESM announced that 97.14% of the aggregate principal amount of HIP’s notes have been validly tendered and not validly withdrawn pursuant to the exchange offer. HESM expects to pay a consent payment of approximately $2.0 million on the settlement date. In addition, HESM expects to incur additional borrowings of approximately $960 million, resulting in expected total debt of $1.77 billion at the close of the transaction.

The proposed transaction has been unanimously approved by the HESM Board and by a conflicts committee of the HESM Board comprised of independent directors. The transaction was closed on December 16, 2019. The transaction was treated for accounting purposes as a reorganization of entities under common control and recorded at the historical carrying values of the assets, liabilities and equity interests of the parties to the transaction. As part of the supplemental consolidated combined financial statements, following the closing of the transaction, historical financial statements of HESM have been retrospectively recast to include the historical results of HIP.

On October 24, 2019, the board of directors of our general partner declared a quarterly cash distribution of $0.4112 per common and subordinated unit for the quarter ended September 30, 2019, an increase of 15% compared with the quarter ended September 30, 2018. The distribution was paid on November 13, 2019, to unitholders of record as of the close of business on November 4, 2019.

On November 25, 2019, HESM announced that it has upsized and priced $550 million in aggregate principal amount of 5.125% senior notes due 2028 at par in a private offering. HESM used the net proceeds from the offering to finance the acquisition of HIP, as described above, including to repay borrowings under HIP’s credit facilities, partially fund the distribution to HIP’s sponsors, and pay related fees and expenses. The private offering of the notes was closed on December 10, 2019.

HESS MIDSTREAM LP

NOTES TO SUPPLEMENTAL CONSOLIDATED COMBINED FINANCIAL STATEMENTS

Supplemental Quarterly Financial Information (Unaudited)

	2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(in millions, except per unit amounts)
Revenues and other income	$166.5	$176.5	$183.8	$185.9
Income from operations	$90.8	$96.3	$99.0	$92.1
Net income	$77.7	$82.8	$86.1	$78.9
Net income attributable to Hess Midstream Partners LP	$17.0	$17.8	$18.8	$17.2
Net income attributable to Hess Midstream Partners LP per limited partner unit (basic and diluted):
Common	$0.30	$0.32	$0.34	$0.31
Subordinated	$0.30	$0.32	$0.34	$0.31

	2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
(in millions, except per unit amounts)
Revenues and other income	$132.3	$141.2	$149.8	$156.2
Income from operations	$55.4	$61.9	$71.9	$73.9
Net income	$50.3	$55.8	$65.4	$70.5
Net income attributable to Hess Midstream Partners LP	*	$11.4	$15.0	$14.8
Net income attributable to Hess Midstream Partners LP per limited partner unit (basic and diluted):
Common	*	$0.21	$0.27	$0.26
Subordinated	*	$0.21	$0.27	$0.26

*Information is not applicable for the pre-IPO periods.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the audited supplemental consolidated combined financial statements and accompanying footnotes of Hess Midstream LP included in this report.

Unless the context otherwise requires, references in this section to (i) “we,” “us,” “our” or like terms, refer to Hess Midstream Partners LP (“HESM” or the “Partnership”) and its subsidiaries, (ii) “Hess Infrastructure Partners” or “HIP” refers to  Hess Infrastructure Partners LP and its subsidiaries, (iii) “Hess” refers collectively to Hess Corporation and its subsidiaries, other than us; (iv) “GIP” refers to GIP II Blue Holding Partnership, LP, which owns interests in us, and the funds managed by Global Infrastructure Management, LLC, and such funds’ subsidiaries and affiliates, that hold interests in GIP II Blue Holding Partnership, LP.

This discussion contains forward‑looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below.

Overview

We are a fee-based, growth-oriented company formed by Hess Infrastructure Partners to own, operate, develop and acquire a diverse set of midstream assets to provide fee-based services to Hess and third-party customers. Our assets are primarily located in the Bakken and Three Forks shale plays in the Williston Basin area of North Dakota, which we refer to collectively as the Bakken.

On April 10, 2017, the Partnership completed an initial public offering (“IPO”) of 16,997,000 common units, which included 2,217,000 common units issued pursuant to the exercise of the underwriters’ over-allotment option, representing 30.5% limited partner interests in the Partnership, for net proceeds of approximately $365.5 million, after deducting the underwriters’ discounts and structuring fees of $25.4 million. In connection with the IPO, HIP contributed a 20% controlling economic interest in each of Hess North Dakota Pipeline Operations LP (“Gathering Opco”), Hess TGP Operations LP (“HTGP Opco”) and Hess North Dakota Export Logistics Operations LP (“Logistics Opco”) (collectively, the “Joint Interest Assets”), and a 100% economic interest in Hess Mentor Storage Holdings LLC (“Mentor Holdings”) to the Partnership.

On January 25, 2018, we entered into a 50/50 joint venture with Targa Resources Corp. to construct a new 200 million standard cubic feet per day (MMcf/d) gas processing plant called Little Missouri 4 (“LM4”). LM4 was placed in service in the third quarter of 2019. Targa is the operator of the plant.

On March 1, 2019, the Hess Infrastructure Partners acquired Hess’s existing Bakken water services business (“Hess Water Services”) for cash consideration of $225.0 million.

On March 22, 2019, we acquired the crude oil, gas and water gathering assets of Summit Midstream Partners’ Tioga Gathering System for cash consideration of $89.2 million, with the potential for an additional $10.0 million of contingent payments in future periods subject to certain future performance metrics.

On April 25, 2019, we announced plans to expand natural gas processing capacity at TGP by 150 MMcf/d for total processing capacity of 400 MMcf/d for expected capital expenditures of approximately $150 million, to be in service by mid-2021.

On October 4, 2019, we announced execution of a definitive agreement to acquire Hess Infrastructure Partners, including its 80% interest in the Joint Interest Assets, 100% interest in the water services business and outstanding economic general partner interest and incentive distribution rights in the Partnership (the “Restructuring Transaction”). As consideration for the acquisition of Hess and GIP’s ownership interests in Hess Infrastructure Partners, we agreed to assume approximately $1.15 billion of HIP’s existing debt, issue approximately 230 million limited partner units in the Partnership and pay a cash consideration of approximately $550 million to Hess and GIP collectively.

Under the proposed transaction, HESM’s organizational structure will be converted into an “Up-C” structure in which incentive distribution right payments to sponsors are eliminated. Public unitholders will receive newly issued securities in a new public entity to be named “Hess Midstream LP” that will be taxed as a corporation for U.S. federal and state income tax purposes. In connection with the proposed transaction, HESM will own 100% of the underlying assets and be consolidated under Hess Midstream LP. HESM’s existing public unitholders will receive one class A share representing a limited partner interest in Hess Midstream LP for each HESM common unit they own. Hess and GIP’s ownership will be primarily through class B units of HESM that are exchangeable into class A shares of Hess Midstream LP on a one-for-one basis. Following the transaction, public shareholders will own 6% of the consolidated entity and Hess and GIP will each own 47% of the consolidated entity on an as-exchanged basis.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In conjunction with the proposed transaction, approximately $355 million in existing borrowings under HIP’s credit facilities will be retired and HESM will assume approximately $800 million of HIP’s outstanding notes in exchange for the issuance of up to $800 million aggregate principal amount of newly issued HESM senior notes. On October 4, 2019, HESM commenced the offer to exchange HIP notes for new notes to be issued by HESM and, on November 27, 2019, HESM announced that 97.14% of the aggregate principal amount of HIP’s notes have been validly tendered and not validly withdrawn pursuant to the exchange offer. The Partnership expects to pay a consent payment of approximately $2.0 million on the settlement date. In addition, the Partnership expects to incur additional borrowings of approximately $960 million, resulting in expected total debt of $1.77 billion at the close of the transaction.

The proposed transaction has been unanimously approved by the board of directors of Hess Midstream Partners GP LLC, the general partner of the general partner of the Partnership, and a conflicts committee thereof comprised of independent directors. The transaction was closed on December 16, 2019. The transaction was treated for accounting purposes as a reorganization of entities under common control and recorded at the historical carrying values of the assets, liabilities and equity interests of the parties to the transaction. As part of the supplemental consolidated combined financial statements, following the closing of the transaction, historical financial statements of HESM have been retrospectively recast to include the historical results of HIP.

On November 25, 2019, HESM announced that it has upsized and priced $550 million in aggregate principal amount of 5.125% senior notes due 2028 at par in a private offering. HESM used the net proceeds from the offering to finance the acquisition of HIP, as described above, including to repay borrowings under HIP’s credit facilities, partially fund the distribution to HIP’s sponsors, and pay related fees and expenses. The private offering of the notes was closed on December 10, 2019.

Our assets and operations are organized into the following three reportable segments: (1) gathering, (2) processing and storage and (3) terminaling and export.

Gathering. Our gathering segment includes Gathering Opco, which owns the following assets:

•

Natural Gas Gathering and Compression. A natural gas gathering and compression system located primarily in McKenzie, Williams and Mountrail Counties, North Dakota connecting Hess and third‑party owned or operated wells to the Tioga Gas Plant, LM4 gas processing plant, and third‑party pipeline facilities. The system also includes the Hawkeye Gas Facility that was placed in service in the first quarter of 2017.

•

Crude Oil Gathering. A crude oil gathering system located primarily in McKenzie, Williams, and Mountrail Counties, North Dakota, connecting Hess and third‑party owned or operated wells to the Ramberg Terminal Facility and the Johnson’s Corner Header System. The system also includes the Hawkeye Oil Facility that was placed in service in the fourth quarter of 2017.

•	Produced Water Gathering and Disposal. A produced water gathering system located primarily in Williams and Mountrail Counties, North Dakota.

Processing and Storage. Our processing and storage segment includes HTGP Opco and Mentor Holdings, which own the following assets, respectively:

•	Tioga Gas Plant (TGP). A natural gas processing and fractionation plant located in Tioga, North Dakota.
•

Equity Investment in Little Missouri 4 Joint Venture. A 50% equity method investment in LM4 joint venture that owns natural gas processing plant located in McKenzie County, North Dakota that was placed in service in the third quarter of 2019.

•	Mentor Storage Terminal. A propane storage cavern and rail and truck loading and unloading facility located in Mentor, Minnesota.

Terminaling and Export. Our terminaling and export segment includes Logistics Opco, which owns each of the following assets:

•

Ramberg Terminal Facility. A crude oil pipeline and truck receipt terminal located in Williams County, North Dakota that is capable of delivering crude oil into an interconnecting pipeline for transportation to the Tioga Rail Terminal and to multiple third‑party pipelines and storage facilities.

•

Tioga Rail Terminal. A crude oil and natural gas liquids (“NGL”) rail loading terminal in Tioga, North Dakota that is connected to the Tioga Gas Plant, the Ramberg Terminal Facility and our crude oil gathering system.

•

Crude Oil Rail Cars. A total of 550 crude oil rail cars, constructed to the most recent DOT‑117 safety standards, which we operate as unit trains consisting of approximately 100 to 110 crude oil rail cars.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

•

Johnson’s Corner Header System. An approximately six‑mile crude oil pipeline header system located in McKenzie County, North Dakota that receives crude oil by pipeline from Hess and third parties and delivers crude oil to third‑party interstate pipeline systems. The Johnson’s Corner Header System commenced operations in the third quarter of 2017.

Significant 2018 Financial and Operating Results

Significant financial and operating results for the year ended December 31, 2018 include:

•	Net income of $325.5 million, of which $70.8 million is attributable to the Partnership;
•	Net cash provided by operating activities of $466.9 million;
•	Adjusted EBITDA of $505.1 million;
•

Compared with the prior year, throughput volumes increased 56% for water gathering, 46% for crude oil terminaling, 39% for crude oil gathering, 17% for gas processing, and 16% for gas gathering driven by Hess’s growing production, capturing additional third-party customer volumes, and continued strong operating performance of our assets;

•	Deployed $331.2 million in capital during 2018 toward expanding gathering and compression capacity to support Hess and third-party volume growth and advancing the LM4 gas processing plant project.

For additional information regarding our non‑GAAP financial measures, see How We Evaluate Our Operations below.

How We Generate Revenues

We generate substantially all of our revenues by charging fees for gathering, compressing and processing natural gas and fractionating NGLs; gathering, terminaling, loading and transporting crude oil and NGLs; storing and terminaling propane; and gathering and disposing of produced water. We have entered into long-term, fee-based commercial agreements with Hess dated effective January 1, 2014 for oil and gas services agreements, and effective January 1, 2019 for water services agreements. In addition, in 2018, Hess Water Services had documented intercompany arrangements with certain subsidiaries of Hess pursuant to which it provided produced water gathering and disposal services and charged agreed-upon fees per barrel for the services performed.

Except for the water services agreements and except for a certain gathering sub-system, as described below, each of our commercial agreements with Hess has an initial 10-year term and we have the unilateral right to renew each of these agreements for one additional 10-year term. Initial term for the water services agreements is 14 years and the secondary term is 10 years. In September 2018, we amended our gas gathering and gas processing and fractionation agreements to enable us to provide certain services to Hess in respect of volumes to be delivered to and processed at the LM4 plant. The amended and restated gas gathering agreement also extends the initial term of the gathering agreement with respect to a certain gathering sub-system by 5 years to provide for a 15-year initial term and decreases the secondary term for that gathering sub-system by 5 years to provide for a 5-year secondary term. These agreements include dedications covering substantially all of Hess’s existing and future owned or controlled production in the Bakken, minimum volume commitments, inflation escalators and fee recalculation mechanisms, all of which are intended to provide us with cash flow stability and growth, as well as downside risk protection. In particular, Hess’s minimum volume commitments under our commercial agreements provide minimum levels of cash flows and the fee recalculation mechanisms under the agreements allow fees to be adjusted annually to provide us with cash flow stability. Our revenues also include revenues from third-party volumes contracted with Hess and delivered to us under these commercial agreements with Hess, as well as pass-through third-party rail transportation costs, produced water trucking and disposal costs and electricity fees for which we recognize revenues in an amount equal to the costs. Together with Hess, we are pursuing strategic relationships with third-party producers and other midstream companies with operations in the Bakken in order to maximize our utilization rates.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

How We Evaluate Our Operations

Our management uses a variety of financial and operating metrics to analyze our operating results and profitability. These metrics include (i) volumes, (ii) operating and maintenance expenses, and (iii) Adjusted EBITDA.

Volumes. The amount of revenues we generate primarily depends on the volumes of crude oil, natural gas, NGLs and produced water that we handle at our gathering, processing, terminaling, and storage facilities. These volumes are affected primarily by the supply of and demand for crude oil, natural gas and NGLs in the markets served directly or indirectly by our assets, including changes in crude oil prices, which may further affect volumes delivered by Hess. Although Hess has committed to minimum volumes under our commercial agreements described above, our results of operations will be impacted by our ability to:

•	utilize the remaining uncommitted capacity of, or add additional capacity to, our existing assets, and optimize our existing assets;
•	identify and execute expansion projects, and capture incremental throughput volumes from Hess and third parties for these expanded facilities;
•	increase throughput volumes at our Ramberg Terminal Facility, Tioga Rail Terminal and the Johnson’s Corner Header System by interconnecting with new or existing third‑party gathering pipelines; and
•	increase throughput volumes at our Tioga Gas Plant by interconnecting with new or existing third‑party gathering pipelines.

Operating and Maintenance Expenses. Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses are comprised primarily of costs charged to us under our omnibus agreement and employee secondment agreement, third‑party contractor costs, utility costs, insurance premiums, third‑party service provider costs, related property taxes and other non‑income taxes and maintenance expenses, such as expenditures to repair, refurbish and replace storage facilities and to maintain equipment reliability, integrity and safety. These expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of substantial expenses, such as gas plant turnarounds. We seek to manage our maintenance expenditures by scheduling periodic maintenance on our assets in order to minimize significant variability in these expenditures and minimize their impact on our cash flow.

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit) and depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as other income and other non‑cash, non‑recurring items, if applicable. We define Adjusted EBITDA attributable to Hess Midstream Partners LP as Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests in our Joint Interest Assets.

Adjusted EBITDA is a non‑GAAP supplemental financial measure that management and external users of our supplemental consolidated combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to those of other companies in the midstream business, without regard to financing methods, historical cost basis or capital structure;
•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA should not be considered as an alternative to GAAP net income (loss), income (loss) from operations, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table presents a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, the most directly comparable GAAP financial measures.

	Year Ended December 31,
	2018 (1)	2017 (1)	2016 (1)
(in millions)
Reconciliation of Adjusted EBITDA to net income:
Net income	$325.5	$242.0	$81.6
Plus:
Depreciation expense	126.9	116.5	105.8
Interest expense, net	53.3	25.8	18.7
Impairment loss	-	-	66.7
Less:
Gain on sale of property, plant and equipment	0.6	4.7	-
Adjusted EBITDA	$505.1	$379.6	$272.8

Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$466.9	$336.5	$247.5
Changes in assets and liabilities	(9.6)	19.6	10.0
Amortization of deferred financing costs	(5.0)	(3.8)	(3.4)
Unit-based compensation	(0.9)	(0.2)	-
Gain on cash flow hedges reclassified to income	0.4	1.7	-
Interest expense, net	53.3	25.8	18.7
Adjusted EBITDA	$505.1	$379.6	$272.8
(1)

The financial information presented in this report has been retrospectively adjusted for the acquisition of Hess Infrastructures LP. See Note 1 to the accompanying Supplemental Consolidated Combined Financial Statements.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Results of operations for the year ended December 31, 2018, 2017 and 2016 are presented below. The financial information presented has been retrospectively adjusted for acquisition of Hess Infrastructure Partners LP. See Note 1 to the accompanying Supplemental Consolidated Combined Financial Statements. The results of operations are discussed in further detail following this overview (in millions, unless otherwise noted).

For the Year Ended December 31, 2018	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Combined
Revenues and other income
Affiliate services	$375.2	$251.4	$85.4	$-	$712.0
Other income	-	-	0.7	-	0.7
Total revenues and other income	375.2	251.4	86.1	-	712.7
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	103.5	56.1	33.9	-	193.5
Depreciation expense	67.2	43.9	15.8	-	126.9
General and administrative expenses	4.9	2.6	0.3	6.3	14.1
Total costs and expenses	175.6	102.6	50.0	6.3	334.5
Income (loss) from operations	199.6	148.8	36.1	(6.3)	378.2
Interest expense, net	-	-	-	53.3	53.3
Gain on sale of property, plant and equipment	-	-	-	0.6	0.6
Net income (loss)	199.6	148.8	36.1	(59.0)	325.5
Less: net income (loss) attributable to net parent investment	6.6	-	-	(53.4)	(46.8)
Less: net income (loss) attributable to noncontrolling interest	154.6	118.1	28.8	-	301.5
Net income (loss) attributable to Hess Midstream Partners LP	$38.4	$30.7	$7.3	$(5.6)	$70.8

Throughput volumes
Gas gathering (MMcf/d)(1)	248				248
Crude oil gathering (MBbl/d)(2)	89				89
Gas processing (MMcf/d)(1)		233			233
Crude terminals (MBbl/d)(2)			101		101
NGL loading (MBbl/d)(2)			14		14
Water gathering (MBbl/d)(2)	25				25
(1) Million cubic feet per day
(2) Thousand barrels per day

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the Year Ended December 31, 2017	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Combined
Revenues and other income
Affiliate services	$285.5	$227.3	$66.7	$-	$579.5
Total revenues and other income	285.5	227.3	66.7	-	579.5
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	91.2	58.5	36.3	-	186.0
Depreciation expense	57.8	43.6	15.1	-	116.5
General and administrative expenses	4.4	1.4	0.9	7.2	13.9
Total costs and expenses	153.4	103.5	52.3	7.2	316.4
Income (loss) from operations	132.1	123.8	14.4	(7.2)	263.1
Interest expense, net	-	-	-	25.8	25.8
Gain on sale of property, plant and equipment	-	-	-	4.7	4.7
Net income (loss)	132.1	123.8	14.4	(28.3)	242.0
Less: net income (loss) attributable to net parent investment	16.4	31.7	2.3	(25.0)	25.4
Less: net income (loss) attributable to noncontrolling interest	92.4	73.3	9.7	-	175.4
Net income (loss) attributable to Hess Midstream Partners LP	$23.3	$18.8	$2.4	$(3.3)	$41.2

Throughput volumes
Gas gathering (MMcf/d)(1)	213				213
Crude oil gathering (MBbl/d)(2)	64				64
Gas processing (MMcf/d)(1)		200			200
Crude terminals (MBbl/d)(2)			69		69
NGL loading (MBbl/d)(2)			12		12
Water gathering (MBbl/d)(2)	16				16
(1) Million cubic feet per day
(2) Thousand barrels per day

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the Year Ended December 31, 2016	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Consolidated Combined
Revenues and other income
Affiliate services	$212.8	$196.7	$100.3	$0.2	$510.0
Total revenues and other income	212.8	196.7	100.3	0.2	510.0
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	105.2	58.2	66.5	(10.1)	219.8
Depreciation expense	42.7	44.0	15.8	3.3	105.8
Impairment loss	-	-	-	66.7	66.7
General and administrative expenses	8.3	1.8	1.3	6.0	17.4
Total costs and expenses	156.2	104.0	83.6	65.9	409.7
Income (loss) from operations	56.6	92.7	16.7	(65.7)	100.3
Interest expense, net	-	-	-	18.7	18.7
Net income (loss)	56.6	92.7	16.7	(84.4)	81.6
Less: net income (loss) attributable to net parent investment	(40.3)	-	-	(83.0)	(123.3)
Net income (loss) attributable to Hess Midstream Partners LP	$96.9	$92.7	$16.7	$(1.4)	$204.9

Throughput volumes
Gas gathering (MMcf/d)(1)	202				202
Crude oil gathering (MBbl/d)(2)	57				57
Gas processing (MMcf/d)(1)		188			188
Crude terminals (MBbl/d)(2)			59		59
NGL loading (MBbl/d)(2)			13		13
(1) Million cubic feet per day
(2) Thousand barrels per day
Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Gathering

Revenues increased $89.7 million in 2018 compared to 2017, of which $36.4 million is attributable to higher produced water trucking and disposal pass-through revenues and produced water gathering volumes driven by growing Hess production. In addition, $28.3 million is attributable to higher gas gathering and compression volumes driven by growing Hess production and additional third-party volumes contracted with Hess and delivered to us, and $20.4 million of the increase is attributable to higher crude oil gathering volumes also driven by growing Hess production and increased minimum volume commitments. The remaining $4.6 million of the increase is attributable to higher crude oil gathering tariff rates and pass-through electricity fees. Operating and maintenance expenses increased $12.3 million primarily attributable to higher produced water trucking and disposal costs driven by growing Hess production. Depreciation expense increased $9.4 million primarily due to a full year of depreciation of the Hawkeye Oil and Gas Facilities in 2018 compared to 2017 and additional new assets being brought into service in 2018. The change in general and administrative expenses was insignificant year over year.

Processing and Storage

Revenues increased $24.1 million in 2018 compared to 2017, of which $21.9 million of the increase is attributable to higher volumes processed through the Tioga Gas Plant, driven by growing Hess production and additional third-party volumes contracted with Hess and delivered to us. The remaining $2.2 million of the increase is primarily attributable to higher pass-through electricity fees in 2018 compared to 2017. Operating and maintenance expenses decreased $2.4 million primarily attributable to lower charges from Hess under our Omnibus Agreement and Employee Secondment Agreement. General and administrative expenses increased $1.2 million primarily attributable to professional fees related to the LM4 transaction. Depreciation expense remained relatively flat year over year.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Terminaling and Export

Revenues increased $19.4 million in 2018 compared to 2017, of which $11.7 million is attributable to higher crude oil throughput volumes at our terminals, driven by completion of the Johnson’s Corner Header System in the second half of 2017, growing Hess production and increased third-party volumes contracted with Hess and delivered to us. In addition, $5.4 million of the increase is attributable to higher tariff rates in 2018 compared to 2017, $1.9 million is attributable to higher NGL volumes and $0.7 million of the increase is attributable to other income. These increases were partially offset by $0.3 million lower rail transportation pass-through revenue. Operating and maintenance expenses decreased $2.4 million primarily attributable to lower charges from Hess under our Omnibus Agreement and Employee Secondment Agreement. The change in Depreciation expense and general and administrative expenses was insignificant year over year.

Interest and Other

General and administrative expenses decreased $0.9 million in 2018 compared to 2017, of which $1.8 million is attributable to fees incurred in 2017 related to HESM IPO and issuance of HIP fixed-rate senior notes, and $1.3 million of the decrease is attributable to rail car storage fees incurred in 2017. These decreases were partially offset by $2.2 million increase in HESM public company costs as a result of being a public company for the full year 2018 when compared to 2017. Interest expense, net of interest income increased $27.5 million, driven by the issuance of HIP fixed-rate senior notes in the fourth quarter of 2017. In 2018, we sold the remaining 105 older specification rail cars and recognized a gain of $0.6 million. As of December 31, 2018, we do not have any older specification rail cars in our fleet.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Gathering

Revenues increased $72.7 million in 2017 compared to 2016, of which $26.5 million of the increase is attributable to higher shortfall fees related to minimum volume commitments recognized in revenue in 2017 and $19.2 million is attributable to higher tariff rates and pass-through electricity fees in 2017 compared to 2016. In addition, $13.9 million of the increase is attributable to produced water gathering revenue in 2017 compared to no produced water gathering revenue in 2016. Furthermore, $9.0 million of the increase is attributable to higher gas gathering and compression volumes, driven by the completion of the Hawkeye Gas Facility in 2017, and additional third-party volumes contracted with Hess and delivered to us. The remaining increase in revenue of $4.1 million is attributable to higher crude oil gathering volumes through more well connects and commissioning of the Hawkeye Oil Facility. Operating and maintenance expenses decreased $14.0 million, of which $8.9 million is attributable to lower produced water trucking and disposal costs driven by lower production in high water cut areas. In addition, $4.5 million of the decrease is attributable to lower allocations to us from Hess and $3.3 million of the decrease is attributable to lower maintenance activity, partially offset by $2.7 million attributable to higher property tax and insurance expense for new assets in service. Depreciation expense increased $15.1 million primarily due to the Hawkeye Gas Facility, Hawkeye Oil Facility and other gathering assets being brought into service in 2017. General and administrative expenses decreased $3.9 million primarily due to lower allocations to us from Hess.

Processing and Storage

Revenues increased $30.6 million in 2017 compared to 2016, of which $11.1 million of the increase is attributable to higher volumes processed through the Tioga Gas Plant, driven by the completion of the Hawkeye Gas Facility in 2017 and additional third-party volumes contracted with Hess and delivered to us and $10.6 million is attributable to higher tariff rates and pass-through electricity fees in 2017 compared to 2016. In addition, $8.2 million of the increase is attributable to higher shortfall fees related to minimum volume commitments recognized in revenue in 2017. The remaining increase in revenue of $0.7 million is attributable to higher NGL loading volumes. Operating and maintenance expenses, depreciation expense and general and administrative expenses remained relatively flat year over year.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Terminaling and Export

Revenues decreased $33.6 million in 2017 compared to 2016, of which $18.0 million of the decrease is attributable to lower tariff rates in 2017 compared to 2016 and $14.7 million is attributable to reduced use of rail transportation and, as a result, lower rail transportation pass-through revenues. In addition, $9.5 million of the decrease is attributable to lower shortfall fees related to minimum volume commitments recognized revenue in 2017 compared to 2016 due to a reset of the minimum volume commitments at the end of 2016 as a result of restructuring of our terminal and export services agreement. These decreases were offset by $8.6 million attributable to higher throughput volumes at our terminals, driven by the completion of the Johnson’s Corner Header System project and increased third party volumes contracted with Hess and delivered to us. Operating and maintenance expenses decreased $30.2 million of which $14.7 million is attributable to lower rail transportation costs due to lower rail export volumes, $10.3 million is attributable to cancellation of the lease agreement for the older specification rail cars at the end of 2016, $3.7 million primarily attributable to lower rail car repair and crude loading costs, and $1.5 million attributable to lower allocations to us from Hess. Depreciation expense and general and administrative expenses remained relatively flat year over year.

Interest and Other

Changes in operating and maintenance expenses relate to the older specification rail cars, for which the lease agreement between Logistics Opco and Hess Tank Cars LLC was cancelled at the end of 2016. In addition, we impaired the older specification rail cars at the end of 2016 to their salvage value and stopped recording depreciation on them. In 2017, we sold 851 of the 956 older specification rail cars and recognized a gain of $4.7 million. General and administrative expenses increased $1.2 million primarily related to HESM incremental expenses as a result of being a separate publicly traded partnership. Interest expense, net increased $7.1 million, driven by the issuance of HIP fixed-rate senior notes and increased utilization on our credit facilities, partially offset by $1.7 million gain on interest rate swaps and $0.6 million interest income.

Other Factors Expected to Significantly Affect Our Future Results

We currently generate substantially all of our revenues under fee-based commercial agreements with Hess, including third parties contracted with affiliates of Hess. These contracts promote cash flow stability and minimize our direct exposure to commodity price fluctuations, since we generally do not own any of the crude oil, natural gas, or NGLs that we handle and do not engage in the trading of crude oil, natural gas, or NGLs.

However, commodity price fluctuations indirectly influence our activities and results of operations over the long term, since they can affect production rates and investments by Hess and third parties in the development of new crude oil and natural gas reserves. As a result of the decline in crude oil prices beginning in late 2014, Hess reduced its rig count to two rigs in the Bakken during 2016. During this time, minimum volume commitments provided minimum levels of cash flows and the fee recalculation mechanisms under the agreements supported cash flow stability. During 2017, Hess increased its rig count in the Bakken to four rigs and increased its rig count to six rigs in the second half of 2018. The throughput volumes at our facilities depend primarily on the volumes of crude oil and natural gas produced by Hess in the Bakken, which, in turn, is ultimately dependent on Hess’s exploration and production margins. Exploration and production margins depend on the price of crude oil, natural gas, and NGLs. These prices are volatile and influenced by numerous factors beyond our or Hess’s control, including the domestic and global supply of and demand for crude oil, natural gas and NGLs. The commodities trading markets, as well as global and regional supply and demand factors, may also influence the selling prices of crude oil, natural gas and NGLs. Furthermore, our ability to execute our growth strategy in the Bakken will depend on crude oil and natural gas production in that area, which is also affected by the supply of and demand for crude oil and natural gas.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Capital Resources and Liquidity

We expect our ongoing sources of liquidity to include:

•	cash on hand;
•	cash generated from operations;
•	borrowings under our revolving credit facilities;
•	issuances of debt securities; and
•	issuances of additional equity securities.

We believe that cash generated from these sources will be sufficient to meet our operating requirements, our planned short-term capital expenditures, debt service requirements, our cash distributions, future internal growth projects or potential acquisitions.

The HESM Partnership Agreement requires that we distribute all of HESM’s available cash to its unitholders. Subsequent to December 31, 2018, we declared and paid $0.3701, $0.3833, $0.3970 and $0.4112 per HESM common unit and HESM subordinated unit related to the fourth quarter of 2018, first quarter of 2019, second quarter of 2019 and third quarter of 2019 quarterly cash distributions, respectively.

Hess Infrastructure LP Fixed-Rate Senior Notes

In November 2017, HIP issued $800.0 million of 5.625% fixed-rate senior notes due in February 2026 to qualified institutional investors. Hess Infrastructure Partners Finance Corporation, a direct wholly owned subsidiary of HIP, serves as co-issuer of the notes, and the notes are guaranteed by certain subsidiaries of HIP. Interest is payable semi-annually on February 15 and August 15. HIP used the net proceeds to repay borrowings of $479.8 million under its existing credit facilities, to fund a distribution of $50.0 million to its partners and retained the remaining proceeds for general partnership purposes.

Hess Infrastructure Partners LP Credit Facilities

At December 31, 2018, HIP had $800 million of senior secured syndicated credit facilities maturing November 2022, consisting of a $600 million 5-year revolving credit facility and a drawn $200 million 5-year Term Loan A facility. The revolving credit facility can be used for borrowings and letters of credit to fund HIP’s operating activities and capital expenditures. The credit facilities are guaranteed by certain of HIP’s wholly owned subsidiaries and secured by first‑priority perfected liens on substantially all of HIP’s and certain of its wholly owned subsidiaries’ directly owned assets, including its equity interests in certain subsidiaries, subject to customary exclusions. At December 31, 2018, HIP’s revolving credit facility was undrawn, and borrowings of $197.5 million, excluding deferred issuance costs, were outstanding under HIP’s Term Loan A facility.

Borrowings under the five‑year Term Loan A facility generally bear interest at the London Interbank Offered Rate (“LIBOR”) plus an applicable margin ranging from 1.55% to 2.50%, while the applicable margin for the five‑year syndicated revolving credit facility ranges from 1.275% to 2.000%. The interest rate is subject to adjustment based on the Partnership’s leverage ratio, which is calculated as total debt to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). If HIP obtains an investment grade credit rating, as defined in the credit agreement, both of the credit facilities will become unsecured and the guarantees will be released, and the pricing levels will be based on the credit ratings in effect from time to time. The credit facilities contain representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for agreements of this type, including covenants that require HIP to maintain a ratio of total debt to EBITDA (as defined in the credit agreement) for the prior four fiscal quarters of no more than 5.0 to 1.0 (5.5 to 1.0 during the specified period following certain acquisitions), and an interest coverage ratio (as defined in the credit agreement) for the prior four fiscal quarters of no less than 2.25 to 1.0. The credit agreement also includes a secured leverage ratio test not to exceed 3.75 to 1.0 for so long as the facilities remain secured. As of December 31, 2018, HIP was in compliance with these financial covenants.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Hess Midstream Partners LP Revolving Credit Facility

On March 15, 2017, HESM entered into a four‑year, $300.0 million senior secured revolving credit facility that became available upon the closing of HESM’s IPO on April 10, 2017. The credit facility can be used for borrowings and letters of credit to fund HESM’s operating activities and capital expenditures. Borrowings on the credit facility generally bear interest at LIBOR plus an applicable margin of 1.275%. The interest rate is subject to adjustment based on HESM’s leverage ratio, which is calculated as total debt to EBITDA (as defined in the credit facility). Facility fees accrue at 0.275% per annum and are paid quarterly. If HESM obtains credit ratings, pricing levels will be based on HESM’s credit ratings in effect from time to time. HESM is subject to customary covenants in the credit agreement, including a financial covenant that generally requires a leverage ratio of no more than 4.5 to 1.0 for the prior four fiscal quarters. As of December 31, 2018, the revolving credit facility remained undrawn. The credit facility is secured by first priority perfected liens on substantially all directly owned assets of HESM and its wholly‑owned subsidiaries, including equity interests in subsidiaries, subject to certain customary exclusions. See the Overview section of this Management Discussion and Analysis of Financial Condition and Results of Operations for more details on changes in debt securities and credit facilities in conjunction with the Restructuring Transaction.

Cash Flows

The following table sets forth a summary of our cash flows:

	Year Ended December 31,
(in millions)	2018	2017	2016
Cash flows from operating activities	$466.9	$336.5	$247.5
Cash flows from (used in) investing activities	(307.6)	(131.4)	(268.6)
Cash flows from (used in) financing activities	(405.7)	148.9	19.5
Net increase (decrease) in cash and cash equivalents	$(246.4)	$354.0	$(1.6)

Operating Activities. Cash flows provided by operating activities increased $130.4 million in 2018 compared to 2017. The change in operating cash flows resulted from an increase in revenues and other income of $133.2 million and an increase in cash provided by changes in working capital of $29.2 million, offset by an increase in expenses, other than depreciation, amortization, unit-based compensation, and other non-cash gains and losses of $32.0 million.

Cash flows provided by operating activities increased $89.0 million in 2017 compared to 2016 due to an increase in revenues of $69.5 million and a decrease in expenses, other than depreciation, amortization, gain on sale of property, plant and equipment, gain on interest rate swaps, and unit-based compensation, of $29.1 million, offset by cash used from changes in working capital of $9.6 million.

Investing Activities. Cash flows used in investing activities increased $176.2 million in 2018 compared to 2017, primarily due to an increase in payments for capital expenditures of $97.7 million, our investment in the LM4 joint venture of $67.3 million, and lower proceeds from sale of property, plant and equipment of $11.2 million.

Cash flows used in investing activities decreased $137.2 million in 2017 compared to 2016, due to a decrease in capital expenditures and timing of payments primarily related to projects in our gathering business, offset by $12.8 million in proceeds from sale of property, plant and equipment.

Financing Activities. Cash flows used in financing activities increased $554.6 million in 2018 compared to 2017. In 2018, total distributions to Hess, GIP, and HESM unitholders totaled $402.2 million. HIP also repaid $2.5 million of the Term Loan and paid $1.0 million financing costs related to its fixed-rate senior notes. In 2017, net cash proceeds driven by the use of HIP credit facilities and debt restructuring activities were $243.0 million, net proceeds retained from HESM IPO were $10.0 million, offset by distributions to Hess, GIP and HESM unitholders of $104.1 million.

Cash flows provided by financing activities increased $129.4 million in 2017 compared to 2016 driven by the changes in use of HIP credit facilities and debt restructuring activities of $215.0 million and net proceeds retained from HESM IPO of $10.0 million, partially offset by an increase in distributions to Hess, GIP and HESM unitholders of $82.7 million and a decrease in other contributions of $12.9 million.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Capital Expenditures

The following table reconciles capital expenditures on an accrual basis to additions to property, plant and equipment on a cash basis:

	Year Ended December 31,
(in millions)	2018	2017	2016
Total capital expenditures	$271.3	$118.3	$272.8
(Increase) decrease in related liabilities	(29.4)	25.9	(4.2)
Additions to property, plant and equipment	$241.9	$144.2	$268.6

Capital expenditures are primarily attributable to expansion of our gathering system and compression capacity to support Hess and third-party growth.

Contractual Obligations

A summary of our contractual obligations as of December 31, 2018, is as follows:

(in millions)	Total	2019	2020	2021	2022	2023 and thereafter
Fixed-rate senior notes	$800.0	$-	$-	$-	$-	$800.0
Term Loan A facility	197.5	11.3	15.0	16.2	155.0	-
Operating leases	0.5	0.2	0.2	0.1	-	-
Purchase obligations	12.7	12.7	-	-	-	-
Total	$1,010.7	$24.2	$15.2	$16.3	$155.0	$800.0

Off-Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off‑balance sheet liabilities.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies and Estimates

Accounting policies and estimates affect the recognition of assets and liabilities in our supplemental consolidated combined balance sheets and revenues and expenses in our supplemental consolidated combined statements of operations. The accounting methods used can affect net income, partners’ capital and various financial statement ratios. However, the accounting methods generally do not change cash flows or liquidity. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our financial condition and results of operations.

Property, Plant and Equipment

Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation, subject to the results of impairment testing. We capitalize all construction-related direct labor and material costs, as well as indirect construction costs. Indirect construction costs include general engineering, taxes and the cost of funds used during construction. Costs, including complete asset replacements and enhancements or upgrades that increase the original efficiency, productivity or capacity of property, plant and equipment, are also capitalized. The costs of repairs, minor replacements and other projects, which do not increase the original efficiency, productivity or capacity of property, plant and equipment, are expensed as incurred. The determination of cost componentization and related estimated useful lives is a significant element in arriving at the results of operations. The estimates affect depreciation expense in our accompanying supplemental consolidated combined statements of operations and balance sheets.

Impairment of Long‑Lived Assets

We review long-lived assets for impairment whenever events or changes in business circumstances indicate the net book values of the assets may not be recoverable. Impairment is indicated when the undiscounted cash flows estimated to be generated by those assets are less than the assets’ net book value. Undiscounted cash flows are based on identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If impairment occurs, a loss is recognized for the difference between fair value and net book value. Such fair value is generally determined by discounting anticipated future net cash flows, an income valuation approach, or by a market-based valuation approach, which are Level 3 fair value measurements. Factors that indicate potential impairment include a significant decrease in the market value of the asset, operating or cash flow losses associated with the use of the asset, and a significant change in the asset’s physical condition or use. The determination of impairments could be a significant element in arriving at the results of operations. Impairment charges would impact total costs and expenses and net Property, Plant & Equipment in our accompanying supplemental consolidated combined statements of operations and balance sheets.

Depreciation Expense

We calculate depreciation using the straight‑line method based on the estimated useful lives after considering salvage values of our assets. When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. Depreciation lives related to our significant assets primarily range between 12 to 35 years. However, factors such as maintenance levels, economic conditions impacting the demand for these assets, and regulatory or environmental requirements could cause us to change our estimates, and impact our future calculation of depreciation. The determination of estimated useful lives is a significant element in arriving at depreciation expense. The estimates affect depreciation expense and cost componentization in our accompanying supplemental consolidated combined statements of operations and balance sheets.

Contingencies

In the ordinary course of business, we may become party to lawsuits, administrative proceedings and governmental investigations, including environmental, regulatory and other matters. Damages or penalties may be sought from us in some matters for which the likelihood of loss may be probable or possible but the amount of loss is not currently estimable. Costs that relate to an existing condition caused by past operations are expensed. Contingent liabilities are recorded when probable and reasonably estimable. On the basis of existing information, we believe that the resolution of any such matters, individually or in the aggregate, will not have a material adverse effect on our financial position or results of operations. Estimates related to contingencies, when updated, affect operating expenses in our accompanying supplemental consolidated combined statements of operations and liabilities in our balance sheets.

HESS MIDSTREAM LP

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. We generally do not take ownership of the crude oil, natural gas or NGLs that we currently gather, process, terminal, store or transport for our customers. We generate substantially all of our revenues by charging fees under long‑term commercial agreements with Hess with minimum volume commitments. Hess bears the risks associated with fluctuating commodity prices and we have minimal direct exposure to commodity prices.

Any debt that we incur under our Term Loan A and revolving credit facilities bears interest at a variable rate, which exposes us to interest rate risk. We do not currently have in place any derivative instruments to hedge any exposure to variable interest rates.